Exhibit 99.2

Item 8. Financial Statements and Supplementary Data.

Index to the Consolidated Financial Statements of
Kingsway Financial Services Inc.

Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Kingsway Financial Services Inc.
Itasca, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kingsway Financial Services Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws, and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

\s\ BDO USA, LLP

We have served as the Company’s auditor since 2010.
Grand Rapids Michigan
March 16, 2018, except for Note 5 and Note 25, as to which the date is November 7, 2018.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Exhibit 99.2

Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $14,707 and $16,353, respectively)	$14,541	$16,243
Equity investments, at fair value (cost of $4,854 and $7,889, respectively)	4,476	8,256
Limited liability investments	4,922	1,199
Limited liability investment, at fair value	5,771	6,112
Other investments, at cost which approximates fair value	2,321	4,593
Short-term investments, at cost which approximates fair value	151	401
Total investments	32,182	36,804
Cash and cash equivalents	20,774	31,951
Investment in investee	5,230	3,116
Accrued investment income	331	470
Service fee receivable, net of allowance for doubtful accounts of $318 and $274, respectively	4,286	1,320
Other receivables, net of allowance for doubtful accounts of zero and $806, respectively	6,536	3,299
Deferred acquisition costs, net	6,325	5,827
Property and equipment, net of accumulated depreciation of $11,683 and $8,803, respectively	108,008	116,818
Goodwill	80,112	71,061
Intangible assets, net of accumulated amortization of $8,333 and $7,181, respectively	80,062	81,214
Other assets	4,302	4,680
Assets held for sale	136,452	144,461
Total Assets	$484,600	$501,021
Liabilities and Shareholders' Equity

Liabilities:
Property and casualty unpaid loss and loss adjustment expenses	$1,329	$2,202
Note payable	186,469	190,074
Bank loan	4,917	—
Subordinated debt, at fair value	52,105	43,619
Net deferred income tax liabilities	28,745	46,067
Deferred service fees	42,257	38,424
Income taxes payable	2,644	2,051
Accrued expenses and other liabilities	10,924	12,652
Liabilities held for sale	105,900	102,670
Total Liabilities	435,290	437,759

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 262,876 issued and outstanding at December 31, 2017 and December 31, 2016, respectively; redemption amount of $5,572	5,461	6,427

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 21,708,190 and 21,458,190 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	356,021	353,882
Accumulated deficit	(313,487)	(297,668)
Accumulated other comprehensive loss	(3,852)	(208)
Shareholders' equity attributable to common shareholders	38,682	56,006
Noncontrolling interests in consolidated subsidiaries	5,167	829
Total Shareholders' Equity	43,849	56,835
Total Liabilities, Class A preferred stock and Shareholders' Equity	$484,600	$501,021
See accompanying notes to Consolidated Financial Statements.

Exhibit 99.2

Consolidated Statements of Operations
(in thousands, except per share data)

	Years ended December 31,
	2017	2016
Revenues:
Service fee and commission income	$30,807	$23,487
Rental income	13,384	5,436
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Other income	1,381	663
Total revenues	46,846	32,497
Operating expenses:
Claims authorized on vehicle service agreements	5,327	5,285
Loss and loss adjustment expenses	404	(1,643)
Commissions	3,086	3,061
Cost of services sold	6,535	4,193
General and administrative expenses	27,038	20,739
Leased real estate segment interest expense	6,264	2,899
Total operating expenses	48,654	34,534
Operating loss	(1,808)	(2,037)
Other expenses (revenues), net:
Interest expense not allocated to segments	4,977	4,496
Amortization of intangible assets	1,152	1,242
Contingent consideration benefit	(212)	(657)
Loss on change in fair value of debt	8,487	3,721
Gain on deconsolidation of subsidiary	—	(5,643)
Equity in net (income) loss of investees	(2,115)	1,017
Total other expenses, net	12,289	4,176
Loss from continuing operations before income tax benefit	(14,097)	(6,213)
Income tax benefit	(16,694)	(9,720)
Income from continuing operations	2,597	3,507
Loss on liquidation of subsidiary, net of taxes	(494)	—
Loss from discontinued operations, net of taxes	(14,252)	(4,240)
Gain on disposal of discontinued operations, net of taxes	1,017	1,255
Net (loss) income	(11,132)	522
Less: net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4,337	(281)
Less: dividends on preferred stock, net of tax	350	565
Net (loss) income attributable to common shareholders	$(15,819)	$238
(Loss) earnings per share - continuing operations:
Basic:	$(0.10)	$0.16
Diluted:	$(0.10)	$0.15
Loss per share - discontinued operations:
Basic:	$(0.64)	$(0.15)
Diluted:	$(0.64)	$(0.14)
(Loss) earnings per share – net (loss) income attributable to common shareholders:
Basic:	$(0.73)	$0.01
Diluted:	$(0.73)	$0.01
Weighted average shares outstanding (in ‘000s):
Basic:	21,547	20,003
Diluted:	21,547	21,019

See accompanying notes to Consolidated Financial Statements.

Exhibit 99.2

Consolidated Statements of Comprehensive (Loss) Income
(in thousands)

	Years ended December 31,
	2017	2016

Net (loss) income	$(11,132)	$522
Other comprehensive (loss) income, net of taxes(1):
Unrealized gains (losses) on fixed maturities and equity investments:
Unrealized (losses) gains arising during the period	(5,213)	2,764
Reclassification adjustment for amounts included in net (loss) income	1,076	(494)
Recognition of currency translation loss on liquidation of subsidiary	494	—
Other comprehensive (loss) income	(3,643)	2,270
Comprehensive (loss) income	$(14,775)	$2,792
Less: comprehensive income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4,338	(289)
Comprehensive (loss) income attributable to common shareholders	$(19,113)	$3,081
(1) Net of income tax benefit of $0 and $0 in 2017 and 2016, respectively

See accompanying notes to Consolidated Financial Statements.

Exhibit 99.2

Consolidated Statements of Shareholders' Equity
(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shareholders' Equity Attributable to Common Shareholders	Noncontrolling Interests in Consolidated Subsidiaries	Total Shareholders' Equity
	Shares	Amount
Balance, January 1, 2016	19,709,706	$—	$341,646	$(297,209)	$(2,486)	$41,951	$1,752	$43,703
Deconsolidation of 1347 Investors LLC	—	—	—	(572)	—	(572)	(933)	(1,505)
Net income (loss)	—	—	—	803	—	803	(281)	522
Other comprehensive income (loss)	—	—	—	—	2,278	2,278	(8)	2,270
Common stock issued, net	1,775,384	—	11,221	—	—	11,221	—	11,221
Repurchases of common stock for cancellation	(26,900)	—	—	(125)	—	(125)	—	(125)
Consolidation of CMC Industries, Inc.	—	—	—	—	—	—	299	299
Preferred stock dividends, net of tax	—	—	—	(565)	—	(565)	—	(565)
Stock-based compensation	—	—	1,015	—	—	1,015	—	1,015
Balance, December 31, 2016	21,458,190	$—	$353,882	$(297,668)	$(208)	$56,006	$829	$56,835
Common stock issuance expenses	—	—	(47)	—	—	(47)	—	(47)
Conversion of Class A preferred stock to common stock	250,000	—	1,000	—	—	1,000	—	1,000
Net (loss) income	—	—	—	(15,469)	—	(15,469)	4,337	(11,132)
Preferred stock dividends, net of tax	—	—	—	(350)	—	(350)	—	(350)
Other comprehensive loss	—	—	—	—	(3,644)	(3,644)	1	(3,643)
Stock-based compensation	—	—	1,186	—	—	1,186	—	1,186
Balance, December 31, 2017	21,708,190	$—	$356,021	$(313,487)	$(3,852)	$38,682	$5,167	$43,849
See accompanying notes to Consolidated Financial Statements.

Exhibit 99.2

Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2017	2016
Cash provided by (used in):
Operating activities:
Net (loss) income	$(11,132)	$522
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss from discontinued operations, net of taxes	14,252	4,240
Gain on disposal of discontinued operations, net of taxes	(1,017)	(1,255)
Equity in net (income) loss of investees	(2,115)	1,017
Equity in net income of limited liability investments	(685)	(392)
Loss (gain) on change in fair value of investments	632	(1,650)
Depreciation and amortization expense	5,457	2,630
Contingent consideration benefit	(212)	(657)
Stock-based compensation expense, net of forfeitures	1,186	1,015
Net realized gains	(306)	(66)
Loss on change in fair value of debt	8,487	3,721
Deferred income taxes	(17,322)	(9,807)
Other-than-temporary impairment loss	—	17
Amortization of fixed maturities premiums and discounts	95	12
Amortization of note payable premium	(960)	(447)
Gain on deconsolidation of subsidiary	—	(5,643)
Loss on liquidation of subsidiary	494	—
Changes in operating assets and liabilities:
Service fee receivable, net, adjusted for PWSC assets acquired	(1,544)	(409)
Other receivables, net, adjusted for PWSC assets acquired	(3,187)	806
Deferred acquisition costs, net	(498)	(380)
Unpaid loss and loss adjustment expenses	(873)	(3,446)
Deferred service fees, adjusted for PWSC liabilities acquired	1,754	1,480
Other, net, adjusted for PWSC assets acquired and liabilities assumed	(2,331)	(1,006)
Cash used in operating activities - continuing operations	(9,825)	(9,698)
Cash used in operating activities - discontinued operations	(9,152)	(5,891)
Net cash used in operating activities	(18,977)	(15,589)
Investing activities:
Proceeds from sales and maturities of fixed maturities	1,756	3,084
Proceeds from sales of equity investments	3,754	1,390
Purchases of fixed maturities	(192)	(16,184)
Purchases of equity investments	(338)	—
Net acquisitions of limited liability investments	(8,910)	(732)
Net proceeds from (purchases of) other investments	2,272	(1,148)
Net proceeds from (purchases of) short-term investments	250	(264)
Net proceeds from sale of discontinued operations	1,017	1,255
Acquisition of business, net of cash acquired	(7,929)	(494)
Net disposals (purchases) of property and equipment and intangible assets, adjusted for PWSC assets acquired	4,743	(610)
Cash used in investing activities - continuing operations	(3,577)	(13,703)
Cash provided by investing activities - discontinued operations	28,140	4,934
Net cash provided by (used in) investing activities	24,563	(8,769)
Financing activities:
Proceeds from issuance of common stock, net	(47)	10,477
Repurchase of common stock for cancellation	—	(125)
Proceeds from bank loan, net of principal payments	4,917	—
Principal payments on note payable assumed in CMC acquisition	(2,645)	(1,220)
Cash provided by financing activities - continuing operations	2,225	9,132
Cash provided by financing activities - discontinued operations	—	—
Net cash provided by financing activities	2,225	9,132
Net decrease in cash and cash equivalents from continuing operations	(11,177)	(14,269)
Cash and cash equivalents at beginning of period	36,475	51,701
Less: cash and cash equivalents of discontinued operations at beginning of period	4,524	5,481
Cash and cash equivalents of continuing operations at beginning of period	31,951	46,220
Cash and cash equivalents of continuing operations at end of period	$20,774	$31,951

Exhibit 99.2

Supplemental disclosures of cash flows information:
Cash paid during the year for:
Interest	$12,134	$7,298
Income taxes	$37	$10
Non-cash investing and financing activities:
Conversion of Class A preferred stock to common stock	$1,000	$—
Issuance of common stock in connection with acquisition of Argo	$—	$744
Accrued dividends on Class A preferred stock issued	$350	$565

See accompanying notes to Consolidated Financial Statements.

Exhibit 99.2

NOTE 1 BUSINESS
Kingsway Financial Services Inc. (the "Company" or "Kingsway") was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. Kingsway is a Canadian holding company with operating subsidiaries located in the United States. The Company owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation:
The accompanying information in the 2017 Annual Report has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").
Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net (loss) income or total shareholders' equity.
Subsidiaries
The Company's consolidated financial statements include the assets, liabilities, shareholders' equity, revenues, expenses and cash flows of the holding company and its subsidiaries and have been prepared on the basis of U.S. GAAP. A subsidiary is an entity which is controlled, directly or indirectly, through ownership of more than 50% of the outstanding voting rights, or where the Company has the power to govern the financial and operating policies so as to obtain benefits from its activities. Assessment of control is based on the substance of the relationship between the Company and the entity and includes consideration of both existing voting rights and, if applicable, potential voting rights that are currently exercisable and convertible. The operating results of subsidiaries that have been disposed of are included up to the date control ceased and any difference between the fair value of the consideration received and the carrying value of the subsidiary are recognized in the consolidated statements of operations. All intercompany balances and transactions are eliminated in full.
The consolidated financial statements are prepared as of December 31, 2017 based on individual company financial statements at the same date. Accounting policies of subsidiaries have been aligned where necessary to ensure consistency with those of Kingsway. The consolidated financial statements include the following subsidiaries, all of which are owned, directly or indirectly: 1347 Advisors LLC; 1347 Capital LLC; Advantage Auto, Inc.; Appco Finance Corporation; American Country Underwriting Agency Inc.; Argo Management Group, LLC ("Argo"); ARM Holdings, Inc.; CMC Industries, Inc. ("CMC"); Congress General Agency, Inc.; Insurance Management Services Inc.; Itasca Capital Corp.; Itasca Investors LLC; Itasca Real Estate Investors, LLC; IWS Acquisition Corporation ("IWS"); KFS Capital LLC; Kingsway America II Inc.; Kingsway America Inc.; Kingsway America Agency Inc.; Kingsway Amigo Insurance Company ("Amigo"); Kingsway General Insurance Company; Kingsway LGIC Holdings, LLC; Kingsway Reinsurance Corporation ("Kingsway Re"); Mattoni Insurance Brokerage, Inc.; Mendakota Casualty Company ("MCC"); Mendakota Insurance Company ("Mendakota"); Mendota Insurance Agency, Inc.; Mendota Insurance Company ("Mendota"); MIC Insurance Agency, Inc.; Professional Warranty Service Corporation ("PWSC"); Professional Warranty Services LLC; and Trinity Warranty Solutions LLC ("Trinity").
Noncontrolling interests
The Company has noncontrolling interests attributable to its subsidiaries, CMC and IWS. The Company previously had a noncontrolling interest attributable to 1347 Investors LLC ("1347 Investors") prior to the deconsolidation of 1347 Investors in July 2016. Refer to Note 5, "Deconsolidation, Discontinued Operations and Liquidation," for information regarding the deconsolidation of 1347 Investors. A noncontrolling interest arises where the Company owns less than 100% of the voting rights and economic interests in a subsidiary and is initially recognized at the proportionate share of the identifiable net assets of the subsidiary at the acquisition date and is subsequently adjusted for the noncontrolling interest's share of the acquiree's net income (losses) and changes in capital. The effects of transactions with noncontrolling interests are recorded in shareholders' equity where there is no change of control.

(b)	Use of estimates:
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for unpaid loss and loss adjustment expenses; valuation

Exhibit 99.2

of fixed maturities and equity investments; impairment assessment of investments; valuation of limited liability investment, at fair value; valuation of deferred income taxes; valuation and impairment assessment of intangible assets; goodwill recoverability; deferred acquisition costs; fair value assumptions for performance shares; and fair value assumptions for subordinated debt obligations.
(c)Foreign currency translation:
The consolidated financial statements have been presented in U.S. dollars because the Company's principal investments and cash flows are denominated in U.S. dollars. The Company's functional currency is the U.S. dollar since the substantial majority of its operations is conducted in the United States. Assets and liabilities of subsidiaries with non-U.S. dollar functional currencies are translated to U.S. dollars at period-end exchange rates, while revenue and expenses are translated at average monthly rates and shareholders' equity is translated at the rates in effect at dates of capital transactions. The net unrealized gains or losses which result from the translation of non-U.S. subsidiaries financial statements are recognized in accumulated other comprehensive loss. Such currency translation gains or losses are recognized in the consolidated statements of operations upon the sale of a foreign subsidiary. Transactions settled in foreign currencies are translated to functional currencies at the exchange rate prevailing at the transaction dates. The unrealized foreign currency translation gains and losses arising from available-for-sale financial assets are recognized in other comprehensive (loss) income until realized, at which date they are reclassified to the consolidated statements of operations. Unrealized foreign currency translation gains and losses on certain interest bearing debt obligations carried at fair value are included in the consolidated statements of operations.
Foreign currency translation adjustments are included in shareholders' equity under the caption accumulated other comprehensive loss. Foreign currency gains and losses resulting from transactions which are denominated in currencies other than the entity's functional currency are reflected in foreign exchange losses, net in the consolidated statements of operations.

(d)	Business combinations:
The acquisition method of accounting is used to account for acquisitions of subsidiaries or other businesses. The results of acquired subsidiaries or other businesses are included in the consolidated statements of operations from the date of acquisition. The cost of an acquisition is measured as the fair value of the assets received, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any noncontrolling interest. The excess of the cost of an acquisition over the fair value of the Company's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the consolidated statements of operations. Noncontrolling interests in the net assets of consolidated entities are reported separately in shareholders' equity.

(e)	Investments:
Investments in fixed maturities and equity investments in common stocks are classified as available-for-sale and reported at fair value. Unrealized gains and losses are included in accumulated other comprehensive loss, net of tax, until sold or until an other-than-temporary impairment is recognized, at which point cumulative unrealized gains or losses are transferred to the consolidated statements of operations.
Limited liability investments include investments in limited liability companies and limited partnerships in which the Company's interests are not deemed minor and, therefore, are accounted for under the equity method of accounting.
Limited liability investment, at fair value represents the Company's investment in 1347 Investors. The Company has made an irrevocable election to account for this investment at fair value with changes in fair value reported in the consolidated statements of operations.
Other investments include mortgage and collateral loans and are reported at their unpaid principal balance.
Short-term investments, which consist of investments with original maturities between three months and one year, are reported at cost which approximates fair value.
Realized gains and losses on sales, determined on a first-in first-out basis, are included in net realized gains.
Dividends and interest income are included in net investment income. Investment income is recorded as it accrues. Income from limited liability investments is recognized based on the Company's share of the earnings of the limited liability entities and is included in net investment income. Income from limited liability investment, at fair value is included in net investment income.

Exhibit 99.2

The Company accounts for all financial instruments using trade date accounting.
The Company conducts a quarterly review to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the consolidated statements of operations if the fair value of an instrument falls below its cost/amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost; the financial condition and near-term prospects of the issuer; and the Company's ability and intent to hold investments for a period of time sufficient to allow for any anticipated recovery.

(f)	Derivative financial instruments:
Derivative financial instruments include investments in warrants and performance shares issued to the Company under various performance share grant agreements. Refer to Note 6, "Investments," for further details regarding the performance shares. Warrants are classified as equity investments in the consolidated balance sheets.
The Company measures derivative financial instruments at fair value. The fair value of derivative financial instruments is required to be revalued each reporting period, with corresponding changes in fair value recorded in the consolidated statements of operations, or, in the case of derivative financial instruments that are publicly traded, in other accumulated other comprehensive loss. Realized gains or losses are recognized upon settlement of the contracts.

(g)	Cash and cash equivalents:
Cash and cash equivalents include cash and investments with original maturities of three months or less that are readily convertible into cash.

(h)	Investment in investee:
At December 31, 2017 and 2016, investment in investee includes the Company's investment in the common stock of Itasca Capital Ltd. ("ICL"). This investment is accounted for under the equity method of accounting and reported as investment in investee in the consolidated balance sheets. Investment in investee is comprised of an investment in an entity where the Company has the ability to exercise significant influence but not control. Significant influence is presumed to exist when the Company owns, directly or indirectly, between 20% and 50% of the outstanding voting rights of the investee. Assessment of significant influence is based on the substance of the relationship between the Company and the investee and includes consideration of both existing voting rights and, if applicable, potential voting rights that are currently exercisable and convertible. This investment is reported as investment in investee in the consolidated balance sheets, with the Company's share of income (loss) and other comprehensive income (loss) of the investee reported in the corresponding line in the consolidated statements of operations and consolidated statements of comprehensive (loss) income, respectively. Under the equity method of accounting, an investment in investee is initially recognized at cost and adjusted thereafter for the post-acquisition change in the Company's share of net assets of the investee.
At each reporting date, and more frequently when conditions warrant, management assesses its investment in investee for potential impairment. If management's assessment indicates that there is objective evidence of impairment, the investee is written down to its recoverable amount, which is determined as the higher of its fair value less costs to sell and its value in use. Write-downs to reflect other-than-temporary impairments in value are included in other-than-temporary impairment loss in the consolidated statements of operations.
The most recently available financial statements of the investee are used in applying the equity method. The difference between the end of the reporting period of the investee and that of the Company is no more than three months. Adjustments are made for the effects of significant transactions or events that occur between the date of the investee's financial statements and the date of the Company's consolidated financial statements.

(i)	Service fee receivable:
Service fee receivable includes balances due and uncollected from customers. Service fee receivable is reported net of an estimated allowance for doubtful accounts.

Exhibit 99.2

(j)	Reinsurance:
Reinsurance losses and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Losses ceded to other companies have been reported as a reduction of incurred loss and loss adjustment expenses. Commissions paid to the Company by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

(k)	Deferred acquisition costs, net:
The Company defers commissions and agency expenses that are directly related to successful efforts to acquire new or existing vehicle service agreements to the extent they are considered recoverable. Costs deferred on vehicle service agreements are amortized as the related revenues are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred acquisition costs.

(l)	Property and equipment:
Property and equipment are reported in the consolidated financial statements at cost. Depreciation of property and equipment has been provided using the straight-line method over the estimated useful lives of such assets. Repairs and maintenance are recognized in operations during the period incurred. Land is not depreciated. The Company estimates useful life to be thirty to forty years for buildings; five to fifty years for site improvements; three to ten years for leasehold improvements; three to ten years for furniture and equipment; and three to five years for computer hardware.

(m)	Goodwill and intangible assets:
When the Company acquires a subsidiary or other business where it exerts significant influence, the fair value of the net tangible and intangible assets acquired is determined and compared to the amount paid for the subsidiary or business acquired. Any excess of the amount paid over the fair value of those net assets is considered to be goodwill.
Goodwill is tested for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable, to ensure that its fair value is greater than or equal to the carrying value. Any excess of carrying value over fair value is charged to the consolidated statements of operations in the period in which the impairment is determined.
The Company has the option to assess goodwill for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If facts and circumstances indicate that it is more likely than not that the goodwill is impaired, a fair value-based impairment test would be required. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. In the first step, the fair value of the reporting unit is compared to its book value including goodwill. If the fair value of the reporting unit is in excess of its book value, the related goodwill is not impaired and no further analysis is necessary. If the fair value of the reporting unit is less than its book value, there is an indication of potential impairment and a second step is performed. When required, the second step of testing involves calculating the implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit determined in step one over the fair value of its net assets and identifiable intangible assets as if the reporting unit had been acquired. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. For reporting units with a negative book value, qualitative factors are evaluated to determine whether it is necessary to perform the second step of the goodwill impairment test.
When the Company acquires a subsidiary or other business where it exerts significant influence or acquires certain assets, intangible assets may be acquired, which are recorded at their fair value at the time of the acquisition. An intangible asset with a definite useful life is amortized in the consolidated statements of operations over its estimated useful life. The Company writes down the value of an intangible asset with a definite useful life when the undiscounted cash flows are not expected to allow for full recovery of the carrying value.
Intangible assets with indefinite useful lives are not subject to amortization and are tested for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable, to ensure that fair values are greater than or equal to carrying values. Any excess of carrying value over fair value is charged to the consolidated statements of operations in the period in which the impairment is determined.

Exhibit 99.2

(n)	Unpaid loss and loss adjustment expenses:
Unpaid loss and loss adjustment expenses represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses, including investigation. Unpaid loss and loss adjustment expenses are determined using case-basis evaluations and statistical analyses, including industry loss data, and represent estimates of the ultimate cost of all claims incurred through the balance sheet date. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid loss and loss adjustment expenses is adequate. The estimates are continually reviewed and adjusted as necessary, and such adjustments are included in current operations and accounted for as changes in estimates.

(o)	Debt:
The Company's note payable is reported at amortized cost. The note payable includes a premium that is being amortized through the maturity date of the note payable using the effective interest rate method.
The Company's bank loan is reported at its unpaid principal balance.
The Company's subordinated debt is measured and reported at fair value. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates. Changes in fair value are reported in the consolidated statements of operations as loss (gain) on change in fair value of debt.

(p)	Contingent consideration:
The consideration for certain of the Company's acquisitions included future payments to the former owners that were contingent upon the achievement of certain targets over future reporting periods. Liabilities for contingent consideration are measured and reported at fair value at the date of acquisition and are included in accrued expenses and other liabilities in the consolidated balance sheets. Changes in the fair value of contingent consideration liabilities can result from changes to one or multiple inputs, including adjustments to the discount rates or changes in the assumed achievement or timing of any targets. These fair value measurements are based on significant inputs not observable in the market. Changes in assumptions could have an impact on the payout of contingent consideration liabilities. Changes in fair value are reported in the consolidated statements of operations as contingent consideration benefit.

(q)	Income taxes:
The Company and its non-U.S. subsidiaries file separate foreign income tax returns. Kingsway America II Inc. and its eligible U.S. subsidiaries file a U.S. consolidated federal income tax return ("KAI Tax Group"). The method of allocating federal income taxes among the companies in the KAI Tax Group is subject to written agreement, approved by each company's Board of Directors. The allocation is made primarily on a separate return basis, with current credit for any net operating losses or other items utilized in the consolidated federal income tax return. The Company's U.S. subsidiaries not included in the KAI Tax Group file separate federal income tax returns.
The Company follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Company accounts for uncertain tax positions in accordance with the income tax accounting guidance. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax (benefit) expense.

(r)	Leases:
Rental income from operating leases is recognized on a straight-line basis, based on contractual lease terms with fixed and determinable increases over the non-cancellable term of the related lease when collectability is reasonably assured. Rental income recognized in excess of amounts contractually due and collected pursuant to the underlying lease is recorded in other receivables in the consolidated balance sheets. Rental expense for operating leases is recognized on a straight-line basis over the lease term, net of any applicable lease incentive amortization. Below market lease liabilities recorded in connection with the acquisition method of accounting are amortized on a straight-line basis over the remaining term of the lease, as determined at the acquisition

Exhibit 99.2

date, and are included in accrued expenses and other liabilities in the consolidated balance sheets. Amortization of below market lease liabilities is included in rental income in the consolidated statements of operations.

(s)	Revenue recognition:
Service fee and commission income and deferred service fees
Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders.
Vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims. Vehicle service agreement fees are earned over the duration of the vehicle service agreement contracts as the single performance obligation is satisfied. Vehicle service agreement fees are initially recorded as deferred service fees. On a quarterly basis, the Company compares the remaining deferred service fees balance to the estimated amount of expected future claims under the vehicle service agreement contracts and records an additional accrual when the deferred service fees balance is less than expected future claims costs.

Maintenance support service fees include the service fees collected to administer equipment breakdown and maintenance support services and are earned as services are rendered.

Warranty product commissions include the commissions from the sale of warranty contracts for certain new and used heating, ventilation, air conditioning ("HVAC"), standby generator, commercial LED lighting and refrigeration equipment. The Company acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. The Company does not guaranty the performance underlying the warranty contracts it sells. Warranty product commissions are earned at the time of the warranty product sales.

Homebuilder warranty service fees include fees collected from the sale of warranties issued by new homebuilders. Homebuilder warranty service fees are recognized as income over the warranty period, the majority of which is 10 years and is based on homes closed by the builder. The Company estimates deferred revenue for years two through ten of the warranty period, based on historical dispute resolution services experience.

Homebuilder warranty commissions include commissions from the sale of warranty contracts for those builders who have requested and receive insurance backing of their warranty obligations. The Company acts as an agent on behalf of the third-party insurance company that underwrites and guaranties these warranty contracts. Homebuilder warranty commissions are earned on the certification date, which is typically the date of the closing of the sale of the home to the buyer. The Company also earns fees to manage remediation or repair services related to claims on insurance-backed warranty obligations, which are earned when the claims are closed, and a profit-sharing bonus on eligible warranties, which is determined based on expected ultimate loss ratio targets and is earned at the time the profit-sharing bonus is received.
Contingent revenue
The terms of the sale of one of the Company's subsidiaries includes potential receipt by the Company of future earnout payments. The gain related to the earnout payments is recorded when the consideration is determined to be realizable and is reported in the consolidated statements of operations as gain on disposal of discontinued operations, net of taxes.
The assumptions and methodologies used are continually reviewed and any adjustments are reflected in the consolidated statements of operations in the period in which the adjustments are made.

(t)	Cost of services sold:
Cost of services sold is comprised of direct costs incurred to generate maintenance support fee revenue. Cost of services sold includes payments to third-party contractors who service equipment breakdowns and perform maintenance support.

(u)	Stock-based compensation:
The Company has a stock-based compensation plan for key officers of the Company. The Company uses the fair-value method of accounting for stock-based compensation awards granted to employees. Expense is recognized on a straight-line basis over the service period during which awards are expected to vest, with a corresponding increase to additional paid-in capital. The Company determines the fair value of stock options on their grant date using the Black-Scholes option pricing model. When these

Exhibit 99.2

stock options are exercised, the amount of proceeds together with the amount recorded in additional paid-in capital is recorded in shareholders' equity.

(v)	Fair value of financial instruments:
The fair values of the Company's investments in fixed maturities and equity investments, limited liability investment, at fair value, performance shares and subordinated debt are estimated using a fair value hierarchy to categorize the inputs it uses in valuation techniques. The fair value of the Company's investment in investee is based on quoted market prices. Fair values for other investments approximate their unpaid principal balance. The carrying amounts reported in the consolidated balance sheets approximate fair values for cash, short-term investments and certain other assets and other liabilities because of their short-term nature.

NOTE 3 RECENTLY ISSUED ACCOUNTING STANDARDS
(a)    Adoption of New Accounting Standards:
In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU 2016-09 was issued to simplify the accounting for share-based payment awards. The guidance requires, prospectively, all tax effects related to share-based payments be made through the statement of operations at the time of settlement as opposed to excess tax benefits being recognized in additional paid-in-capital under the current guidance. ASU 2016-09 also removes the requirement to delay recognition of a tax benefit until it reduces current taxes payable. This change is required to be applied on a modified retrospective basis, with a cumulative-effect adjustment to opening accumulated deficit. Additionally, all tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows, a change from the current requirement to present tax benefits as an inflow from financing activities and an outflow from operating activities. ASU 2016-09 is effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is permitted with any adjustments reflected as of the beginning of the fiscal year of adoption. Effective January 1, 2017, the Company adopted ASU 2016-09. The adoption of the standard did not affect the Company's consolidated financial statements.
(b)    Accounting Standards Not Yet Adopted:
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date ("ASU 2015-14"). This amendment defers the effective date of the previously issued ASU 2014-09 until the interim and annual reporting periods beginning after December 15, 2017. Earlier application is permitted for interim and annual reporting periods beginning after December 15, 2016. In addition, the FASB has issued four related ASU's on principal versus agent guidance (ASU 2016-08), identifying performance obligations and the licensing implementation guidance (ASU 2016-10),  a revision of certain SEC Staff Observer comments (ASU 2016-11) and implementation guidance (ASU 2016-12). The guidance permits two methods of transition upon adoption; full retrospective and modified retrospective. The Company will utilize the modified retrospective method upon adoption of ASU 2014-09 on January 1, 2018. Under the modified retrospective method, revenues and other disclosures for pre-2017 periods would be provided in the notes to the consolidated financial statements as previously reported under the current revenue standard. Insurance contracts, lease contracts and investments are not within the scope of ASU 2014-09. ASU 2014-09 is applicable to the Company's service fee and commission income. Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders. With the exception of homebuilder warranty service fees, the adoption of ASU 2014-09 will not change the way we recognize revenue. The new guidance affects PWSC’s homebuilder warranty service fees, which will be recognized more slowly as compared to the current revenue recognition pattern. Upon adoption of ASU 2014-09, the Company will record a cumulative effect adjustment to increase accumulated deficit by $0.5 million and increase deferred service fees by $0.5 million.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Most significantly, ASU 2016-01 requires (1) equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss); and (2) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value

Exhibit 99.2

option for financial instruments. For public business entities, the amendments in ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and will be applied using a cumulative-effect adjustment to accumulated deficit as of the beginning of the fiscal year of adoption. The Company currently records its equity investments at fair value with net unrealized gains or losses reported in accumulated other comprehensive income (loss). Adoption of ASU 2016-01 will require the changes in fair value on equity investments with readily determinable fair values to be recorded in net income (loss). The Company currently records its subordinated debt at fair value with the total change in fair value reported in net income (loss). Adoption of ASU 2016-01 will require the portion of the change in fair value of subordinated debt related to the instrument-specific credit risk to be recorded in other comprehensive income (loss). The adoption of ASU 2016-01 will have no impact on the Company’s total shareholders' equity as of January 1, 2018. Subsequent to adoption, ASU 2016-01 could have a significant effect on the Company's results of operations and earnings (loss) per share as changes in fair value of equity investments will be presented in net income (loss) rather than other comprehensive income (loss) and certain changes in fair value of subordinated debt will be presented in other comprehensive income (loss) rather than net income (loss).
In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to the present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. The accounting treatment for lessors will remain relatively unchanged. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the potential effect of the adoption of ASU 2016-02 on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). The objective of ASU 2016-15 is to reduce diversity in the classification of cash receipts and payments for specific cash flow issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination and proceeds from the settlement of insurance claims. ASU 2016-15 is effective for fiscal years beginning after December 31, 2017, and interim periods within those fiscal years. Early adoption of ASU 2016-15 is permitted. The Company does not believe the adoption of ASU 2016-15 will have a material effect on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). ASU 2017-04 was issued to simplify the subsequent measurement of goodwill. This update changes the impairment test by requiring an entity to compare the fair value of a reporting unit with its carrying amount as opposed to comparing the carrying amount of goodwill with its implied fair value. ASU 2017-04 is effective for annual and interim reporting periods beginning after December 15, 2019. Early adoption is permitted. The Company does not believe the adoption of ASU 2017-04 will have a material effect on its consolidated financial statements.

NOTE 4 ACQUISITIONS
Professional Warranty Service Corporation:

On October 12, 2017, the Company acquired 100% of the outstanding shares of PWSC for estimated cash consideration of approximately $9.9 million. The final purchase price is subject to a true-up that will be finalized in 2018. The consolidated statements of operations include the earnings of PWSC from the date of acquisition. No supplemental pro forma revenue and earnings information related to the acquisition has been presented for the years ended December 31, 2017 and December 31, 2016, as the impact is immaterial. As further discussed in Note 25, "Segmented Information," PWSC is included in the Extended Warranty segment. PWSC is based in Virginia and is a leading provider of new home warranty products and administration services to the largest tier of domestic residential construction firms in the United States. This acquisition allows the Company to grow its portfolio of warranty companies and expand into the home warranty business.

The Company intends to finalize during 2018 its fair value analysis of the assets acquired and liabilities assumed. The assets acquired and liabilities assumed are recorded in the Consolidated Financial Statements at their estimated fair market values. These estimates, allocations and calculations are subject to change as we obtain further information; therefore, the final fair market values of the assets acquired and liabilities assumed may not agree with the estimates included in the Consolidated Financial Statements. The following table summarizes the estimated allocation of the assets acquired and liabilities assumed at the date of acquisition:

Exhibit 99.2

(in thousands)
October 12, 2017
Cash and cash equivalents	$2,071
Other receivables	50
Service fee receivable	1,422
Property and equipment	238
Other assets	205
Goodwill	$9,051
Total assets	$13,037

Deferred service fees	$2,079
Accrued expenses and other liabilities	1,089
Total liabilities	$3,168

Purchase price	$9,869
CMC Industries, Inc.:

On July 14, 2016, the Company completed the acquisition of 81.0% of CMC for cash consideration of $1.5 million.  The consolidated statements of operations include the earnings of CMC from the date of acquisition. As further discussed in Note 25, "Segmented Information," CMC is included in the Leased Real Estate segment. CMC owns, through an indirect wholly owned subsidiary (the "Property Owner"), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the "Real Property"). The Real Property is leased to a third party pursuant to a long-term triple net lease. Effective beginning the first quarter of 2017, the Company executed a lease amendment between CMC and its tenant under which the tenant will pay an aggregate $25.0 million of additional rental income through May 2034, the remaining term of the lease. The Real Property is also subject to a mortgage, which is recorded as note payable in the consolidated balance sheets (the "Mortgage"). The Mortgage is nonrecourse indebtedness with respect to CMC and its subsidiaries (including the Property Owner), and the Mortgage is not, nor will it be, guaranteed by Kingsway or its affiliates.
This acquisition was accounted for as a business combination using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. During the fourth quarter of 2016, the Company completed its fair value analysis on the assets acquired and liabilities assumed. Goodwill of $61.0 million was recognized. The goodwill is not deductible for tax purposes. Separately identifiable intangible assets of$74.8 million were recognized resulting from the valuations of in-place lease and a tenant relationship. Refer to Note 11, "Intangible Assets," for further disclosure of the intangible assets related to this acquisition. The Mortgage was recorded at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. Refer to Note 14, "Debt," for further discussion of the Mortgage. The Company also recognized a below market lease liability of $0.9 million, which is included in accrued expenses and other liabilities. The below market lease liability resulted from the terms of the acquired operating lease contract being unfavorable relative to market terms of comparable leases on the date of acquisition. The below market lease liability is amortized on a straight-line basis over the remaining term of the lease, as determined at the acquisition date. Amortization of below market lease liabilities is included in rental income in the consolidated statements of operations.

Exhibit 99.2

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
July 14, 2016
Cash and cash equivalents	$1,006
Other receivables	1,971
Property and equipment	113,008
Intangible asset - subject to amortization	1,125
Intangible asset - not subject to amortization	73,667
Other assets	1,385
Goodwill	60,983
Total assets	$253,145

Note payable	$191,741
Deferred income tax liability	55,603
Income taxes payable	2,018
Accrued expenses and other liabilities	1,984
Noncontrolling interest in CMC	299
Total liabilities and noncontrolling interest	$251,645

Purchase price	$1,500
The consolidated statements of operations include the earnings of CMC from the date of acquisition. From the date of acquisition through December 31, 2016, CMC earned revenue of $5.4 million and net income of $0.5 million. The following unaudited pro forma summary presents the Company's consolidated financial statements for the year ended December 31, 2016 as if CMC had been acquired on January 1, 2016. The pro forma summary is presented for illustrative purposes only and does not purport to represent the results of our operations that would have actually occurred had the acquisition occurred on January 1, 2016 or project our results of operations as of any future date or for any future period, as applicable.

(in thousands, except per share data)	Year ended December 31,
2016
Revenues	$39,101
Income from continuing operations attributable to common shareholders	$4,611
Basic earnings per share - continuing operations	$0.23
Diluted earnings per share - continuing operations	$0.22

Argo Management Group LLC:

Effective April 21, 2016, the Company issued 160,000 shares of its common stock to acquire Argo. The Argo purchase price of $0.7 million was determined using the closing price of Kingsway common stock on the date the 160,000 shares were issued. The consolidated statements of operations include the earnings of Argo from the date of acquisition. No supplemental pro forma revenue and earnings information related to the acquisition has been presented for the years ended December 31, 2016 and December 31, 2015, as the impact is immaterial. Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund organized for purposes of making control-oriented equity investments in established lower middle market companies based in North America, with a focus on search fund investments.

This acquisition was accounted for as a business combination using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. During the second quarter of 2016, the Company completed its fair value analysis on the assets acquired and liabilities assumed. Separately identifiable intangible assets of $0.7 million were recognized resulting from the valuations of contract-based management fee and promote fee revenues. Refer to Note 11, "Intangible Assets," for further disclosure of the intangible assets related to this acquisition.

Exhibit 99.2

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
April 21, 2016
Cash and cash equivalents	$5
Other receivables	17
Intangible assets - subject to amortization	731
Other assets	5
Total assets	$758

Accrued expenses and other liabilities	$14
Total liabilities	$14

Purchase price	$744

NOTE 5 DECONSOLIDATION, DISCONTINUED OPERATIONS AND LIQUIDATION
(a)     Deconsolidation
At June 30, 2016, the Company owned 61.0% of the outstanding units of 1347 Investors. Because the Company owned more than 50% of the outstanding units, 1347 Investors was included in the consolidated financial statements of the Company. 1347 Investors had an investment in the common stock and private units of 1347 Capital Corp. which was reflected in investment in investee in the consolidated balance sheets. 1347 Capital Corp., which completed an initial public offering on July 21, 2014 and had 24 months from the date of the initial public offering to complete a successful business combination, was formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities.
On March 23, 2016, 1347 Capital Corp. announced the signing of a definitive agreement with Limbach Holdings LLC ("Limbach"), in which 1347 Capital Corp. would merge with Limbach. On July 21, 2016, Limbach announced the closing of the previously announced merger, and 1347 Capital Corp. was renamed Limbach Holdings, Inc. As a result of this transaction, the Company's ownership percentage in 1347 Investors was reduced to 26.7% at the transaction date, leading the Company to record a non-cash gain of $5.6 million during 2016 related to the deconsolidation of 1347 Investors. This gain results from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, which the Company reported prior to the closing of the transaction, and recording the fair value of the Company's 26.7% retained noncontrolling investment in 1347 Investors as of the transaction date. Subsequent to the transaction date, the Company is accounting for its remaining noncontrolling investment in 1347 Investors at fair value.
(b)     Discontinued Operations
Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company:
On July 16, 2018, the Company announced it had entered into a definitive agreement to sell its non-standard automobile insurance companies Mendota, Mendakota and MCC (collectively "Mendota"). On October 18, 2018, the Company completed the previously announced sale of Mendota. The final aggregate purchase price of $28.6 million was redeployed primarily to acquire equity investments, limited liability investments, limited liability investment, at fair value and other investments, which were owned by Mendota at the time of the closing, and to fund $5.0 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive stock purchase agreement. As part of the transaction, the Company will indemnify the buyer for any loss and loss adjustment expenses with respect to open claims and certain specified claims in excess of Mendota's carried unpaid loss and loss adjustment expenses at June 30, 2018. The maximum obligation to the Company with respect to the open claims is $2.5 million. There is no maximum obligation to the Company with respect to the specified claims.

As a result of this announcement, Mendota, previously disclosed as part of the Insurance Underwriting segment, has been classified as a discontinued operation and the results of their operations are reported separately for all periods presented. The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets at December 31, 2017 and December 31, 2016.

Exhibit 99.2

Assigned Risk Solutions Ltd.:
On April 1, 2015, the Company closed on the sale of its subsidiary, Assigned Risk Solutions Ltd. ("ARS").  The terms of the sale provided for receipt by the Company of future earnout payments equal to 1.25% of ARS' written premium and fee income during the earnout periods. The earnout payments were payable in three annual installments beginning in April 2016 through April 2018. During 2017, the Company received cash consideration, before expenses, for the second annual installment earnout payment of $1.3 million. During 2016, the Company received cash consideration, before expenses, of $1.5 million, consisting of the first annual installment earnout payment of $1.4 million and $0.1 million related to state tax overpayments. Net of expenses, the Company recorded an additional gain on disposal of ARS of $1.0 million and $1.3 million for the years ended December 31, 2017 and December 31, 2016, respectively. As a result of the sale, ARS, previously disclosed as part of the Extended Warranty (formerly Insurance Services) segment, has been classified as a discontinued operation.
Summary financial information for Mendota and ARS included in loss from discontinued operations, net of taxes for the years ended December 31, 2017 and 2016 is presented below:

(in thousands)	Years ended December 31,
	2017	2016
Loss from discontinued operations, net of taxes:
Revenues:
Net premiums earned	$130,443	$127,608
Net investment income	1,701	5,382
Net realized gains	3,465	294
Other-than-temporary impairment loss	(316)	(140)
Other income	9,938	10,229
Total revenues	145,231	143,373
Expenses:
Loss and loss adjustment expenses	120,387	106,027
Commissions and premium taxes	20,682	20,696
General and administrative expenses	19,231	20,890
Impairment of other intangible assets	250	—
Total expenses	160,550	147,613
Loss from discontinued operations before income tax benefit	(15,319)	(4,240)
Income tax benefit	(1,067)	—
Loss from discontinued operations, net of taxes	(14,252)	(4,240)
Gain on disposal of discontinued operations, net of taxes	1,017	1,255
Income tax benefit	—	—
Gain on disposal of discontinued operations, net of taxes	1,017	1,255
Total loss from discontinued operations, net of taxes	$(13,235)	$(2,985)

Exhibit 99.2

The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets. The carrying amounts of the major classes of assets and liabilities of Mendota at December 31, 2017 and 2016 are as follows:

(in thousands)	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed maturities, at fair value	$38,673	$45,521
Equity investments, at fair value	4,518	14,974
Limited liability investments	20,251	21,775
Limited liability investment, at fair value	4,543	4,588
Other investments, at cost which approximates fair value	1,400	4,775
Total investments	69,385	91,633
Cash and cash equivalents	23,512	4,524
Accrued investment income	195	320
Premiums receivable, net	27,855	31,564
Other receivables	603	—
Deferred acquisition costs, net	6,720	7,782
Property and equipment, net	222	143
Intangible assets, net	7,553	7,803
Other assets	407	692
Assets held for sale	$136,452	$144,461
Liabilities
Property and casualty unpaid loss and loss adjustment expenses	$62,323	$51,593
Unearned premiums	36,686	40,176
Net deferred income tax liabilities	1,586	2,653
Accrued expenses and other liabilities	5,305	8,248
Liabilities held for sale	$105,900	$102,670

For the years ended December 31, 2017 and 2016, ARS' net cash used in operating activities was zero and zero, respectively. ARS had no cash flows from investing activities for the years ended December 31, 2017 and 2016. For the years ended December 31, 2017 and 2016, Mendota's net cash used in operating activities was $9.2 million and $5.9 million, respectively. For the years ended December 31, 2017 and 2016, Mendota's net cash provided by investing activities was $28.1 million and $4.9 million, respectively.
(c)     Liquidation
During 2017, the Company's subsidiary, Kingsway ROC GP ("ROC GP"), was liquidated. As a result of the liquidation of this subsidiary, the Company realized a net after-tax loss of $0.5 million for the year ended December 31, 2017. This loss represents the foreign exchange loss previously recorded in accumulated other comprehensive loss and now recognized in the statements of operations as a result of the liquidation of ROC GP. Summarized financial information for liquidation of subsidiary is shown below:

(in thousands)	Years ended December 31,
	2017	2016
Liquidation:
Loss on liquidation before income taxes	$(494)	$—
Income tax benefit	—	$—
Loss on liquidation of subsidiary, net of taxes	$(494)	$—

Exhibit 99.2

NOTE 6 INVESTMENTS
The amortized cost, gross unrealized gains and losses, and estimated fair value of the Company's investments in fixed maturities and equity investments at December 31, 2017 and December 31, 2016 are summarized in the tables shown below:

(in thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$5,671	$—	$59	$5,612
States, municipalities and political subdivisions	639	—	13	626
Mortgage-backed	2,933	—	57	2,876
Corporate	5,464	—	37	5,427
Total fixed maturities	14,707	—	166	14,541
Equity investments:
Common stock	3,883	—	313	3,570
Warrants - publicly traded	11	47	—	58
Warrants - not publicly traded	960	173	285	848
Total equity investments	4,854	220	598	4,476
Total fixed maturities and equity investments	$19,561	$220	$764	$19,017

(in thousands)	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$6,898	$—	$52	$6,846
States, municipalities and political subdivisions	656	—	15	641
Mortgage-backed	3,312	—	64	3,248
Corporate	5,487	71	50	5,508
Total fixed maturities	16,353	71	181	16,243
Equity investments:
Common stock	6,918	128	—	7,046
Warrants - publicly traded	11	59	—	70
Warrants - not publicly traded	960	180	—	1,140
Total equity investments	7,889	367	—	8,256
Total fixed maturities and equity investments	$24,242	$438	$181	$24,499
Net unrealized gains and losses in the tables above are reported as other comprehensive (loss) income with the exception of net unrealized losses of $0.1 million, at December 31, 2017, and net unrealized gains of $0.2 million, at December 31, 2016, related to warrants - not publicly traded, which are reported in the consolidated statements of operations.
The table below summarizes the Company's fixed maturities at December 31, 2017 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

Exhibit 99.2

(in thousands)	December 31, 2017
	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,623	$3,605
Due after one year through five years	9,422	9,310
Due after five years through ten years	353	344
Due after ten years	1,309	1,282
Total	$14,707	$14,541

The following tables highlight the aggregate unrealized loss position, by security type, of fixed maturities and equity investments in unrealized loss positions as of December 31, 2017 and December 31, 2016. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions.

(in thousands)					December 31, 2017
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$4,067	$50	$1,545	$9	$5,612	$59
States, municipalities and political subdivisions	626	13	—	—	626	13
Mortgage-backed	2,876	57	—	—	2,876	57
Corporate	2,427	37	—	—	2,427	37
Total fixed maturities	9,996	157	1,545	9	11,541	166
Equity investments:
Common stock	3,570	313	—	—	3,570	313
Warrants	675	285	—	—	675	285
Total equity investments	4,245	598	—	—	4,245	598
Total	$14,241	$755	$1,545	$9	$15,786	$764

Exhibit 99.2

(in thousands)					December 31, 2016
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$6,846	$52	$—	$—	$6,846	$52
States, municipalities and political subdivisions	641	15	—	—	641	15
Mortgage-backed	3,248	64	—	—	3,248	64
Corporate	2,437	50	—	—	2,437	50
Total fixed maturities	13,172	181	—	—	13,172	181
Equity investments:
Common stock	—	—	—	—	—	—
Warrants	—	—	—	—	—	—
Total equity investments	—	—	—	—	—	—
Total	$13,172	$181	$—	$—	$13,172	$181
Fixed maturities and equity investments contain approximately 68 and 66 individual investments that were in unrealized loss positions as of December 31, 2017 and 2016, respectively.
The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

•	identifying all unrealized loss positions that have existed for at least six months;

•	identifying other circumstances management believes may impact the recoverability of the unrealized loss positions;

•
obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Company's ability and intent to hold these investments at least until the investment impairment is recovered.
The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company's financial situation; and

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company's unknown underlying financial problems.
As a result of the analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Company recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.
There were $0.3 million and $0.1 million of other-than-temporary losses recognized in other comprehensive (loss) income for the years ended December 31, 2017 and 2016, respectively.

Exhibit 99.2

The Company has reviewed currently available information regarding investments with estimated fair values less than their carrying amounts and believes these unrealized losses are not other-than-temporary and are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Company does not intend to sell those investments, and it is not likely it will be required to sell those investments before recovery of its amortized cost.
The Company does not have any exposure to subprime mortgage-backed investments.
Limited liability investments include investments in limited liability companies and limited partnerships. The Company's interests in these investments are not deemed minor and, therefore, are accounted for under the equity method of accounting. The most recently available financial statements are used in applying the equity method. The difference between the end of the reporting period of the limited liability entities and that of the Company is no more than three months. As of December 31, 2017 and December 31, 2016, the carrying value of limited liability investments totaled $4.9 million and $1.2 million, respectively.
Limited liability investment, at fair value represents the Company's investment in 1347 Investors. In connection with the deconsolidation of 1347 Investors during the third quarter of 2016, the Company retained a minority investment in 1347 Investors. The Company has made an irrevocable election to account for this investment at fair value. As of December 31, 2017 and December 31, 2016, the carrying value of the Company's limited liability investment, at fair value was $5.8 million and $6.1 million, respectively.
Other investments include mortgage and collateral loans and are reported at their unpaid principal balance. As of December 31, 2017 and December 31, 2016, the carrying value of other investments totaled $2.3 million and $4.6 million, respectively.
The Company had previously entered into two separate performance share grant agreements with 1347 Property Insurance Holdings, Inc. ("PIH"), whereby the Company will be entitled to receive up to an aggregate of 475,000 shares of PIH common stock upon achievement of certain milestones for PIH’s stock price. Pursuant to the performance share grant agreements, if at any time the last sales price of PIH’s common stock equals or exceeds: (i) $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 100,000 shares of PIH common stock; (ii) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 100,000 shares of common stock earned pursuant to clause (i) herein); (iii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 225,000 shares of common stock earned pursuant to clauses (i) and (ii) herein); and (iv) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 350,000 shares of common stock earned pursuant to clauses (i), (ii) and (iii) herein). To the extent shares of PIH common stock are granted to the Company under either of the performance share grant agreements, they will be recorded at the time the shares are granted and will have a valuation equal to the last sales price of PIH common stock on the day prior to such grant. No shares were received by the Company under either of the performance share grant agreements as of December 31, 2017. On January 2, 2018, the Company entered into an agreement with PIH to cancel the $10.00 per share Performance Shares Grant Agreement in exchange for cash consideration of $0.3 million. The Company will record this gain during the first quarter of 2018. Refer to Note 26, "Fair Value of Financial Instruments," for further details regarding the performance shares.
Gross realized gains and losses on fixed maturities, equity investments and limited liability investments for the years ended December 31, 2017 and 2016 were as follows:

(in thousands)	Years ended December 31,
	2017	2016
Gross realized gains	$309	$75
Gross realized losses	(3)	(9)
Total	$306	$66

Exhibit 99.2

Net investment income for the years ended December 31, 2017 and 2016, respectively, is comprised as follows:

(in thousands)	Years ended December 31,
	2017	2016
Investment income
Interest from fixed maturities	$190	$37
Dividends	400	428
Income from limited liability investments	685	392
(Loss) gain on change in fair value of limited liability investment, at fair value	(340)	1,270
(Loss) gain on change in fair value of warrants - not publicly traded	(292)	380
Other	347	367
Gross investment income	990	2,874
Investment expenses	(22)	(12)
Net investment income	$968	$2,862

NOTE 7 INVESTMENT IN INVESTEE
Investment in investee includes the Company's investment in the common stock of ICL and is accounted for under the equity method. Prior to the second quarter of 2016, the Company's investment in ICL was included in equity investments in the consolidated balance sheets. During the second quarter of 2016, the Company's ownership percentage in ICL was increased to 31.2%. As a result of this change in ownership, the Company determined that its investment in the common stock of ICL qualified for the equity method of accounting and, thus, is included in investment in investee in the consolidated balance sheets at December 31, 2017 and December 31, 2016. The Company's investment in ICL is recorded on a three-month lag basis.
The carrying value, estimated fair value and approximate equity percentage for the Company's investment in investee at December 31, 2017 and December 31, 2016 were as follows:

(in thousands, except for percentages)
	December 31, 2017			December 31, 2016
	Equity Percentage	Estimated Fair Value	Carrying Value	Equity Percentage	Estimated Fair Value	Carrying value
ICL	31.2%	$3,816	$5,230	31.2%	$4,251	$3,116

The estimated fair value of the Company's investment in ICL at December 31, 2017 in the table above is calculated based on the published closing price of ICL at September 30, 2017 to be consistent with the three-month lag in reporting its carrying value under the equity method. The estimated fair value of the Company's investment in ICL based on the published closing price of ICL at December 31, 2017 is $3.4 million.
1347 Investors previously had an investment in the common stock and private units of 1347 Capital Corp., which was included in investment in investee in the consolidated balance sheet at June 30, 2016. As discussed in Note 5, "Deconsolidation, Discontinued Operations and Liquidation," during the third quarter of 2016, the Company's ownership percentage in 1347 Investors was reduced to 26.7% and the Company deconsolidated 1347 Investors. As a result of removing the net assets of 1347 Investors from the Company’s consolidated balance sheets, the Company no longer had a direct investment in the common stock and private units of 1347 Capital Corp. at December 31, 2016.
The Company reported equity in net income of investees of $2.1 million for the year ended December 31, 2017 and equity in net loss of investees of $1.0 million for the year ended December 31, 2016.

Exhibit 99.2

NOTE 8 REINSURANCE
Ceded loss and loss adjustments expenses, unpaid loss and loss adjustment expenses and commissions as of and for the years ended December 31, 2017 and 2016 are summarized as follows:

(in thousands)	Years ended December 31,
	2017	2016
Ceded loss and loss adjustment expenses	$(226)	$—
Ceded unpaid loss and loss adjustment expenses	72	354
Ceding commissions	226	—

NOTE 9 DEFERRED ACQUISITION COSTS
Policy acquisition costs consist primarily of commissions and agency expenses incurred related to successful efforts to acquire vehicle service agreements. Acquisition costs deferred on vehicle service agreements are amortized over the period in which the related revenues are earned.
The components of deferred acquisition costs and the related amortization expense as of and for the years ended December 31, 2017 and 2016 are comprised as follows:

(in thousands)	Years ended December 31,
	2017	2016
Balance at January 1, net	$5,827	$5,447
Additions	4,722	4,047
Amortization	(4,224)	(3,667)
Balance at December 31, net	$6,325	$5,827

NOTE 10 GOODWILL
Goodwill was $80.1 million and $71.1 million at December 31, 2017 and 2016, respectively, and is attributable to the Extended Warranty and Leased Real Estate reportable segments. As further discussed in Note 4, "Acquisitions," the Company recorded goodwill of $9.0 million related to the acquisition of PWSC on October 12, 2017. The Company intends to finalize during 2018 its fair value analysis of the assets acquired and liabilities assumed as part of the acquisition of PWSC. The estimates, allocations and calculations recorded at December 31, 2017 are subject to change as we obtain further information; therefore, the final fair market values of the assets acquired and liabilities assumed may not agree with the estimates included in the Consolidated Financial Statements.
Goodwill is assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company tested goodwill for recoverability at December 31, 2017 and 2016. Based on the assessment performed, no goodwill impairments were recognized in 2017 or 2016.

Exhibit 99.2

NOTE 11 INTANGIBLE ASSETS
Intangible assets are comprised as follows:

(in thousands)		December 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization
Database	$4,918	$2,521	$2,397
Vehicle service agreements in-force	3,680	3,640	40
Customer relationships	3,611	1,965	1,646
In-place lease	1,125	92	1,033
Contract-based revenues	731	115	616
Intangible assets not subject to amortization
Tenant relationship	73,667	—	73,667
Trade name	663	—	663
Total	$88,395	$8,333	$80,062

(in thousands)		December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization
Database	$4,918	$2,029	$2,889
Vehicle service agreements in-force	3,680	3,554	126
Customer relationships	3,611	1,521	2,090
In-place lease	1,125	29	1,096
Contract-based revenues	731	48	683
Intangible assets not subject to amortization
Tenant relationship	73,667	—	73,667
Trade name	663	—	663
Total	$88,395	$7,181	$81,214
As further discussed in Note 4, "Acquisitions," during 2016, the Company recorded $74.8 million of separately identifiable intangible assets related to in-place lease and tenant relationship, as part of the acquisition of CMC. The in-place lease intangible asset of $1.1 million is being amortized on a straight-line basis over its estimated useful life of approximately 18 years, which is based on the term of the existing operating lease. The tenant relationship intangible asset of $73.7 million relates to a single long-term tenant relationship. The Company has determined that there are no legal, regulatory, contractual, competitive, economic or other factors limiting the useful life of the tenant relationship; therefore, the tenant relationship intangible asset is deemed to have an indefinite useful life and is not amortized.
As further discussed in Note 4, "Acquisitions," during the second quarter of 2016, the Company recorded $0.7 million of separately identifiable intangible assets for contract-based management fee and promote fee revenues as part of the acquisition of Argo. The contract-based management fee revenue intangible asset is being amortized over nine years. The contract-based promote fee revenue intangible asset is being amortized over a three-year period beginning in 2022. The amortization periods for the contract-based revenues intangible assets are based on the patterns in which the economic benefits of the intangible assets are expected to be consumed.
The Company's other intangible assets with definite useful lives are amortized either based on the patterns in which the economic benefits of the intangible assets are expected to be consumed or using the straight-line method over their estimated useful lives, which range from seven to fifteen years. Amortization of intangible assets was $1.2 million and $1.2 million for the years ended December 31, 2017 and 2016, respectively. The estimated aggregate future amortization expense of all intangible assets is $1.1 million for 2018, $0.9 million for 2019, $0.8 million for 2020, $0.8 million for 2021 and $0.8 million for 2022.

Exhibit 99.2

The tenant relationship and trade name intangible assets have indefinite useful lives and are not amortized. All intangible assets with indefinite useful lives are reviewed annually by the Company for impairment. No impairment charges were taken on intangible assets in 2017 or 2016.

NOTE 12 PROPERTY AND EQUIPMENT
Property and equipment are comprised as follows:

(in thousands)		December 31, 2017
	Cost	Accumulated Depreciation	Carrying Value
Land	$21,371	$—	$21,371
Site improvements	91,308	6,028	85,280
Buildings	968	53	915
Leasehold improvements	190	117	73
Furniture and equipment	1,072	973	99
Computer hardware	4,782	4,512	270
Total	$119,691	$11,683	$108,008

(in thousands)			December 31, 2016
	Cost	Accumulated Depreciation	Carrying Value
Land	$23,355	$—	$23,355
Site improvements	91,308	1,894	89,414
Buildings	5,533	1,828	3,705
Leasehold improvements	208	101	107
Furniture and equipment	951	777	174
Computer hardware	4,266	4,203	63
Total	$125,621	$8,803	$116,818

For the year ended December 31, 2017, depreciation expense on property and equipment of $4.3 million and zero is included in general and administrative expenses and loss and loss adjustment expenses, respectively, in the consolidated statements of operations. For the year ended December 31, 2016, depreciation expense on property and equipment of $2.1 million and $0.2 million is included in general and administrative expenses and loss and loss adjustment expenses, respectively, in the consolidated statements of operations.

NOTE 13 UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES
The establishment of the provision for unpaid loss and loss adjustment expenses is based on known facts and interpretation of circumstances and is, therefore, a complex and dynamic process influenced by a large variety of factors. These factors include the Company's experience with similar cases and historical trends involving loss payment patterns, pending levels of unpaid loss and loss adjustment expenses, product mix or concentration, loss severity and loss frequency patterns.
Other factors include the continually evolving and changing regulatory and legal environment; actuarial studies; professional experience and expertise of the Company's claims departments' personnel and independent adjusters retained to handle individual claims; the quality of the data used for projection purposes; existing claims management practices including claims-handling and settlement practices; the effect of inflationary trends on future loss settlement costs; court decisions; economic conditions; and public attitudes.
Consequently, the process of determining the provision for unpaid loss and loss adjustment expenses necessarily involves risks that the actual loss and loss adjustment expenses incurred by the Company will deviate, perhaps materially, from the estimates recorded.

Exhibit 99.2

The Company's evaluation of the adequacy of unpaid loss and loss adjustment expenses includes a re-estimation of the liability for unpaid loss and loss adjustment expenses relating to each preceding financial year compared to the liability that was previously established.
The results of this comparison and the changes in the provision for property and casualty unpaid loss and loss adjustment expenses, net of amounts recoverable from reinsurers, as of December 31, 2017 and December 31, 2016 were as follows:

(in thousands)	December 31,
	2017	2016
Balance at beginning of period, gross	$2,202	$5,647
Less reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	354	434
Balance at beginning of period, net	1,848	5,213
Incurred related to:
Current year	3	—
Prior years	401	(1,643)
Paid related to:
Current year	—	—
Prior years	(995)	(1,722)
Balance at end of period, net	1,257	1,848
Plus reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	72	354
Balance at end of period, gross	$1,329	$2,202
The Company reported unfavorable development on property and casualty unpaid loss and loss adjustment expenses of $0.4 million and favorable development of $1.6 million in 2017 and 2016, respectively. The unfavorable development in 2017 was related to an increase in property and casualty unpaid loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. The favorable development in 2016 was related to a decrease in property and casualty unpaid loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. Original estimates are increased or decreased as additional information becomes known regarding individual claims.
The following tables contain information about property and casualty incurred and paid loss and loss adjustment expenses development as of and for the year December 31, 2017, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liabilities, including expected development on reported property and casualty unpaid loss and loss adjustment expenses included within the net incurred losses and allocated loss adjustment expenses amounts. The information about property and casualty incurred and paid loss and loss adjustment expenses development for the years ended December 31, 2008 through 2016, and the average annual percentage payout of incurred claims by age as of December 31, 2017, is presented as supplementary information.

Exhibit 99.2

Non-standard automobile insurance - Private passenger auto liability
(in thousands)
	Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,										As of December 31, 2017
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017	Total of IBNR Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims

2008	22,125	29,111	28,204	28,817	30,062	30,515	30,371	30,285	30,344	30,267	1	—
2009		35,209	37,387	38,486	40,219	40,436	40,308	40,211	40,177	40,091	6	—
2010			47,253	51,951	55,120	54,591	54,021	53,993	53,810	53,693	29	—
2011				29,034	29,458	28,744	28,094	27,865	27,613	27,597	17	—
2012					13,736	13,536	13,273	12,926	12,815	12,720	(4)	—
2013						6,456	6,434	5,474	4,488	4,617	26	—
2014							—	—	—	—	—	—
2015								—	—	—	—	—
2016									—	—	—	—
2017										—	—	—

Total										168,985

Non-standard automobile insurance - Private passenger auto liability
(in thousands)
	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017

2008	15,589	24,305	26,025	27,759	29,713	30,152	30,204	30,179	30,205	30,232
2009		18,742	32,436	36,390	38,796	39,600	40,072	40,089	40,087	40,085
2010			25,659	46,356	50,591	51,944	52,889	53,451	53,484	53,518
2011				18,456	25,296	26,599	27,023	27,378	27,431	27,479
2012					7,060	11,724	12,284	12,530	12,618	12,635
2013						3,575	4,277	4,437	4,496	4,562
2014							—	—	—	—
2015								—	—	—
2016									—	—
2017										—

									Total	168,511

Liabilities for non-standard automobile-private passenger auto liability unpaid loss and loss adjustment expenses prior to 2008, net of reinsurance										5

Total liabilities for non-standard automobile-private passenger auto liability unpaid loss and loss adjustment expenses, net of reinsurance										479

Exhibit 99.2

Non-standard automobile insurance - Auto physical damage
(in thousands)
	Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,										As of December 31, 2017
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017	Total of IBNR Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims

2008	10,464	10,114	9,261	8,871	8,532	8,518	8,522	8,527	8,526	8,526	—	—
2009		9,829	7,343	6,857	6,451	6,458	6,476	6,482	6,480	6,482	—	—
2010			7,977	6,192	5,499	5,487	5,518	5,532	5,535	5,538	—	—
2011				4,366	3,247	3,241	3,263	3,262	3,260	3,269	1	—
2012					1,755	1,920	1,990	2,015	2,007	2,018	1	—
2013						1,085	996	1,001	999	1,003	—	—
2014							—	—	—	—	—	—
2015								—	—	—	—	—
2016									—	—	—	—
2017										—	—	—

Total										26,836

Non-standard automobile insurance - Auto physical damage
(in thousands)
	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017

2008	8,196	8,599	8,591	8,561	8,567	8,540	8,525	8,525	8,526	8,526
2009		6,221	6,463	6,505	6,499	6,489	6,487	6,480	6,481	6,482
2010			5,155	5,583	5,548	5,526	5,537	5,537	5,537	5,538
2011				2,971	3,268	3,270	3,270	3,266	3,267	3,269
2012					1,783	1,951	2,006	2,016	2,017	2,018
2013						1,050	1,015	1,001	1,002	1,002
2014							—	—	—	—
2015								—	—	—
2016									—	—
2017										—

									Total	26,835

Liabilities for non-standard automobile-auto physical damage unpaid loss and loss adjustment expenses prior to 2008, net of reinsurance										1

	Total liabilities for non-standard automobile-auto physical damage unpaid loss and loss adjustment expenses, net of reinsurance									2

Exhibit 99.2

The following table reconciles the non-standard automobile unpaid loss and loss adjustment expenses, net of reinsurance presented in the tables above to the property and casualty unpaid loss and loss adjustment expenses reported in the consolidated balance sheet at December 31, 2017:

(in thousands)	December 31, 2017

Liabilities for property and casualty loss and loss adjustment expenses, net of reinsurance
Non-standard automobile - private passenger auto liability	479
Non-standard automobile - auto physical damage	2
Other short-duration insurance lines	697
Liabilities for unpaid loss and allocated loss adjustment expenses, net of reinsurance	1,178

Reinsurance recoverable on unpaid loss and loss adjustment expenses
Non-standard automobile - private passenger auto liability	64
Other short-duration insurance lines	8
Total reinsurance recoverable on unpaid losses	72

Unallocated loss adjustment expenses	79

Total gross liability for property and casualty unpaid loss and loss adjustment expenses	1,329

The following is supplementary information about average historical incurred loss duration as of December 31, 2017.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (Unaudited)
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Non-standard automobile - private passenger auto liability	61.5%	23.7%	10.1%	3.4%	1.0%	0.2%	—%	—%	—%	—%
Non-standard automobile - auto physical damage	100.0%	—%	—%	—%	—%	—%	—%	—%	—%	—%

NOTE 14 DEBT
Debt consists of the following instruments:

(in thousands)	December 31, 2017			December 31, 2016
	Principal	Carrying Value	Fair Value	Principal	Carrying Value	Fair Value
Note payable	$176,136	$186,469	$168,477	$178,781	$190,074	$190,074
Bank loan	4,917	4,917	4,864	—	—	—
Subordinated debt	90,500	52,105	52,105	90,500	43,619	43,619
Total	$271,553	$243,491	$225,446	$269,281	$233,693	$233,693

Exhibit 99.2

Subordinated debt mentioned above consists of the following trust preferred debt instruments:

Issuer	Principal (in thousands)	Issue date	Interest	Redemption date
Kingsway CT Statutory Trust I	$15,000	12/4/2002	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	12/4/2032
Kingsway CT Statutory Trust II	$17,500	5/15/2003	annual interest rate equal to LIBOR, plus 4.10% payable quarterly	5/15/2033
Kingsway CT Statutory Trust III	$20,000	10/29/2003	annual interest rate equal to LIBOR, plus 3.95% payable quarterly	10/29/2033
Kingsway DE Statutory Trust III	$15,000	5/22/2003	annual interest rate equal to LIBOR, plus 4.20% payable quarterly	5/22/2033
Kingsway DE Statutory Trust IV	$10,000	9/30/2003	annual interest rate equal to LIBOR, plus 3.85% payable quarterly	9/30/2033
Kingsway DE Statutory Trust VI	$13,000	1/8/2004	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	1/8/2034
(a)          Note payable:
As further discussed in Note 4, "Acquisitions," as part of the acquisition of CMC, the Mortgage, which is recorded as note payable in the consolidated balance sheets, was recorded at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. The Mortgage matures on May 15, 2034 and has a fixed interest rate of 4.07%. The Mortgage is carried in the consolidated balance sheets at its amortized cost, which reflects the monthly pay-down of principal as well as the amortization of the premium using the effective interest rate method. The fair value of the Mortgage disclosed in the table above is derived from quoted market prices of A-rated industrial bonds with similar maturities.

(b)          Bank loan:
On October 12, 2017, the Company borrowed a principal amount of $5.0 million from a bank at a fixed interest rate of 5.0%. The bank loan matures on October 12, 2022. The carrying value of the bank loan at December 31, 2017 of $4.9 million represents its unpaid principal balance. The fair value of the bank loan disclosed in the table above is derived from quoted market prices of B and B minus rated industrial bonds with similar maturities.
(c)          Subordinated debt:
Between December 4, 2002 and December 16, 2003, six subsidiary trusts of the Company issued $90.5 million of 30-year capital securities to third-parties in separate private transactions. In each instance, a corresponding floating rate junior subordinated deferrable interest debenture was then issued by KAI to the trust in exchange for the proceeds from the private sale. The floating rate debentures bear interest at the rate of the London interbank offered interest rate for three-month U.S. dollar deposits ("LIBOR"), plus spreads ranging from 3.85% to 4.20%. At December 31, 2017, the interest rates ranged from 5.33% to 5.68%. The Company has the right to call each of these securities at par value any time after five years from their issuance until their maturity.
During the first quarter of 2011, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral. This action does not constitute a default under the Company's Trust Preferred indentures or any of its other debt indentures. On November 6, 2015, the Company paid $22.1 million to its Trust Preferred trustees to be used by the trustees to pay the interest the Company had been deferring since the first quarter of 2011.

NOTE 15 VEHICLE SERVICE AGREEMENT LIABILITY
Vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims. Vehicle service agreement fees are initially recorded as deferred service fees. On a quarterly basis, the Company compares the remaining deferred service fees balance to the estimated amount of expected future claims under the vehicle service agreement contracts and records an additional accrual when the deferred service fees balance is less than expected future claims costs.

Exhibit 99.2

A reconciliation of the changes in the vehicle service agreement liability, including deferred service fees related to vehicle service agreements, for the years ended December 31, 2017 and 2016, respectively, are as follows:

(in thousands)	Years ended December 31,
	2017	2016
Balance at January 1, net	$38,713	$37,294
Deferred service fees for vehicle service agreements sold	20,689	18,125
Recognition of deferred service fees on vehicle service agreements	(18,924)	(16,610)
Liability for claims authorized on vehicle service agreements	5,327	5,285
Payments of claims authorized on vehicle service agreements	(5,377)	(5,321)
Re-estimation of deferred service fees	(136)	(60)
Balance at December 31, net	$40,292	$38,713
The vehicle service agreement liability in the table above is presented as components of deferred services fees and accrued expenses and other liabilities in the consolidated balance sheets as follows:

(in thousands)	Years ended December 31,
	2017	2016
Deferred service fees	$40,029	$38,400
Accrued expenses and other liabilities	263	313
Balance at December 31, net	$40,292	$38,713

NOTE 16 FINANCE LEASE OBLIGATION LIABILITY
On October 2, 2014, the Company completed a sale and leaseback transaction involving building and land located in Miami, Florida, which was previously recorded as asset held for sale. The transaction did not qualify for sales recognition and was accounted for as a financing due to the Company's continuing involvement with the property as a result of nonrecourse financing provided to the buyer in the form of prepaid rent. A finance lease obligation liability equal to the selling price of the property was established at the date of the transaction. During the lease term, the Company recorded interest expense on the finance lease obligation at its incremental borrowing rate and increased the finance lease obligation liability by the same amount.

During the second quarter of 2017, the Company was informed of the landlord's intent to terminate the lease agreement effective October 10, 2017. The Company had the option to vacate the property and effectively terminate the lease earlier than October 10, 2017. As a result of terminating the lease, the Company no longer has continuing involvement with the property and has recognized the sale of the property as well as the related gain of $0.7 million. The gain results primarily from removing the carrying values of the land, building and finance lease obligation liability from the consolidated balance sheets and from the return of part of the original prepaid rent. The gain is included in other income in the consolidated statements of operations for the year ended December 31, 2017. At December 31, 2017 and 2016, finance lease obligation liability of zero and $5.1 million, respectively, is included in accrued expenses and other liabilities in the consolidated balance sheets. At December 31, 2017 and 2016, the carrying value of the land and building of zero and $4.8 million, respectively, is included in property and equipment in the consolidated balance sheets.

NOTE 17 LEASES
As further discussed in Note 4, "Acquisitions," the Company owns Real Property that is subject to a long-term triple net lease agreement with a third party. The lease provides for future rent escalations and renewal options. The initial lease term ends in May 2034. The lessee bears the cost of maintenance and property taxes. In addition, the Company leases a property to a third party under an operating lease, where we are the lessor. Rental income from operating leases is recognized on a straight-line basis, based on contractual lease terms with fixed and determinable increases over the non-cancellable term of the related lease when collectability is reasonably assured. Rental income includes amortization of below market lease liabilities of $0.1 million and $0.0 million for the years ended December 31, 2017 and 2016. The estimated aggregate future amortization of below market lease liabilities is $0.1 million for 2018, $0.1 million for 2019, $0.1 million for 2020, $0.1 million for 2021 and $0.1 million for 2022.

Exhibit 99.2

Assets, which are included in property and equipment, net on the consolidated balance sheets, leased to third parties under operating leases where the Company is the lessor, are as follows:

(in thousands)	As of December 31,
2017
Land	$21,183
Site improvements	91,308
Buildings	811
Gross property and equipment leased	113,302
Accumulation depreciation	(6,068)
Net property and equipment leased	$107,234

The Company also leases certain office space under non-cancelable leases, with initial terms typically ranging from three to eight years, along with options that permit renewals for additional periods. The Company also leases certain equipment and automobiles under non-cancelable operating leases, with initial terms typically ranging from three to five years. Minimum rent is expensed on a straight-line basis over the term of the lease.

Future minimum annual lease payments and lease receipts under operating leases for the next five years and thereafter are:

(in thousands)	Lease Commitments	Lease Receipts
2018	$1,025	$11,331
2019	726	11,572
2020	158	11,832
2021	123	12,099
2022	124	12,371
Thereafter	210	162,546

NOTE 18 INCOME TAXES
The Tax Cuts and Jobs Act (the "Tax Act") was enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) a permanent reduction in the U.S. federal corporate income tax rate to 21% and (2) eliminating the corporate alternative minimum tax ("AMT") and changing how existing AMT credits can be realized.

The Company is subject to the provisions of the ASC 740-10, Income Taxes, which requires that the effect on deferred income tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. In December of 2017, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides that companies that have not completed their accounting for the effects of the Tax Act but can determine a reasonable estimate of those effects should include a provisional amount based on their reasonable estimate in their financial statements.

Pursuant to SAB 118, the Company recorded provisional amounts for the estimated income tax effects of the Tax Act on deferred income taxes. The Company estimates that (1) the reduction in the corporate income tax rate decreased its net deferred income tax liability as of December 31, 2017 by $17.9 million and (2) the change in the AMT credit rules allowed the Company to reduce its valuation allowance against its gross deferred income tax assets by $0.1 million, for a combined Tax Act total of $18.0 million. The $18.0 million Tax Act amount was recorded as a decrease to income tax expense in the Company’s consolidated statements of operations for the year ended December 31, 2017. In addition, as result of the reduction in the corporate income tax rate, the Company provisionally reduced its December 31, 2017 net deferred income tax asset balance and the related net deferred income tax valuation allowance by $105.6 million, the net effect of which had no impact on the Company’s consolidated statements of operations for the year ended December 31, 2017.
Although the $18.0 million tax benefit represents what the Company believes is a reasonable estimate of the impact of the income tax effects of the Tax Act on the Company’s Consolidated Financial Statements as of December 31, 2017, it should be considered provisional. In light of the complexity of the Tax Act, the Company anticipates additional interpretive guidance from the U.S. Treasury. In addition, once the KAI Tax Group finalizes certain tax positions when it files its 2017 U.S. tax return, the Company will be able to conclude whether any further adjustments are required to its deferred income tax balances. Any adjustments to these provisional amounts will be reported as a component of the consolidated statements of operations during the reporting period in which any such adjustments are determined, all of which will be reported no later than the fourth quarter of 2018.

Exhibit 99.2

Income tax benefit consists of the following:

(in thousands)	Years ended December 31,
	2017	2016

Current income tax expense	$628	$87
Deferred income tax benefit	(17,322)	(9,807)
Income tax benefit	$(16,694)	$(9,720)
Income tax benefit varies from the amount that would result by applying the applicable U.S. corporate income tax rate of 34% to loss from continuing operations before income tax benefit. The following table summarizes the differences:

(in thousands)	Years ended December 31,
	2017	2016
Income tax benefit at U.S. statutory income tax rate	$(4,793)	$(2,112)
Tax Act adjustment	(18,040)	—
Valuation allowance	3,883	(8,185)
Indefinite life intangibles	1,156	108
Change in unrecognized tax benefits	490	51
Non-deductible compensation	403	345
Foreign operations subject to different tax rates	32	145
Other	175	(72)
Income tax benefit for continuing operations	$(16,694)	$(9,720)
The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented as follows:

(in thousands)	December 31,
	2017	2016
Deferred income tax assets:
Losses carried forward	$188,248	$291,632
Unpaid loss and loss adjustment expenses and unearned premiums	1,513	2,349
Intangible assets	2,490	1,135
Debt issuance costs	988	1,621
Investments	722	1,547
Deferred rent	807	1,355
Deferred revenue	394	385
Other	29	401
Valuation allowance	(177,040)	(268,764)
Deferred income tax assets	$18,151	$31,661
Deferred income tax liabilities:
Indefinite life intangibles	$(16,419)	$(25,426)
Depreciation and amortization	(16,967)	(28,692)
Fair value of debt	(5,894)	(12,100)
Land	(4,435)	(7,181)
Investments	(1,853)	(2,348)
Deferred acquisition costs	(1,328)	(1,981)
Deferred income tax liabilities	(46,896)	(77,728)
Net deferred income tax liabilities	$(28,745)	$(46,067)
The Company maintains a valuation allowance for its gross deferred income tax assets of $177.0 million (U.S. operations - $170.6 million; Other - $6.4 million) and $268.8 million (U.S. operations - $261.9 million; Other - $6.9 million) at December 31, 2017 and December 31, 2016, respectively. The Company's businesses have generated substantial operating losses in prior years. These

Exhibit 99.2

losses can be available to reduce income taxes that might otherwise be incurred on future taxable income; however, it is uncertain whether the Company will generate the taxable income necessary to utilize these losses or other reversing temporary differences. This uncertainty has caused management to place a full valuation allowance on its December 31, 2017 and December 31, 2016 net deferred income tax assets, excluding the deferred income tax liability and deferred income tax assets relating to AMT credit amounts set forth in the paragraph below. In 2017 and 2016, the Company released into income $0.4 million and $9.9 million, respectively, of its valuation allowance, as a result of its acquisition of CMC, due to net deferred income tax liabilities that are expected to reverse during the period in which the Company will have deferred income tax assets available.
The Company carries net deferred income tax liabilities of $28.7 million at December 31, 2017, $8.0 million of which relates to deferred income tax liabilities that are scheduled to reverse in periods after the expiration of the KAI Tax Group's consolidated U.S. net operating loss carryforwards, $20.8 million of which relates to deferred income tax liabilities related to land and indefinite life intangible assets, and $0.1 million of which relates to deferred income tax assets relating to AMT credits. The Company carries net deferred income tax liabilities of $46.1 million at December 31, 2016, $13.4 million of which relates to deferred income tax liabilities that are scheduled to reverse in periods after the expiration of the KAI Tax Group's consolidated U.S. net operating loss carryfowards and $32.7 million of which relates to deferred income tax liabilities related to land and indefinite life intangible assets. The Company considered a tax planning strategy in arriving at its December 31, 2017 and December 31, 2016 net deferred income tax liabilities.
The Tax Act modified the U.S. net operating loss deduction, effective with respect to losses arising in tax years beginning after December 31, 2017. The Tax Act, however, did not limit the utilization, in 2018 and later tax years, of U.S. net operating losses generated in 2017 and prior tax years.
Amounts, originating dates and expiration dates of the KAI Tax Group's consolidated U.S. net operating loss carryforwards, totaling $857.4 million, are as follows:

Year of net operating loss	Expiration date	Net operating loss (in thousands)
2006	2026	8,321
2007	2027	60,081
2008	2028	53,703
2009	2029	506,768
2010	2030	85,463
2011	2031	42,299
2012	2032	32,083
2013	2033	29,465
2014	2034	6,923
2016	2036	15,584
2017	2037	16,695
In addition, not reflected in the table above, are net operating loss carryforwards of (i) $6.5 million relating to separate U.S. tax returns, which losses will expire over various years through 2037; (ii) $25.7 million, relating to operations in Barbados, of which, $24.2 million will expire in 2018 and $1.5 million will expire over various years through 2026; and (iii) $24.1 million relating to operations in Canada, which losses will expire over various years through 2037.
A reconciliation of the beginning and ending unrecognized tax benefits, exclusive of interest and penalties, is as follows:

(in thousands)	December 31,
	2017	2016
Unrecognized tax benefits - beginning of year	$1,274	$—
Gross additions - current year tax positions	—	—
Gross additions - prior year tax positions	93	1,274
Gross reductions - prior year tax positions	—	—
Gross reductions - settlements with taxing authorities	—	—
Impact due to expiration of statute of limitations	—	—
Unrecognized tax benefits - end of year	$1,367	$1,274

Exhibit 99.2

The amount of unrecognized tax benefits that, if recognized as of December 31, 2017 and 2016 would affect the Company's effective tax rate, was an expense of $0.5 million and $0.1 million, respectively.
As of December 31, 2017 and December 31, 2016, the Company carried a liability for unrecognized tax benefits of $1.4 million and $1.3 million, respectively, that is included in income taxes payable in the consolidated balance sheets. The Company classifies interest and penalty accruals, if any, related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2017 and 2016, the Company recognized an expense for interest and penalties of $0.5 million and $0.1 million, respectively. At December 31, 2017 and December 31, 2016, the Company carried an accrual for the payment of interest and penalties of $0.9 million and $0.4 million, respectively.
The federal income tax returns of the Company's U.S. operations for the years through 2013 are closed for Internal Revenue Service ("IRS") examination. The Company's federal income tax returns are not currently under examination by the IRS for any open tax years. The federal income tax returns of the Company's Canadian operations for the years through 2012 are closed for Canada Revenue Agency ("CRA") examination. Kingsway's 2015 and 2014 Canadian federal income tax returns are currently under examination by the CRA. No material audit adjustments have been proposed by the CRA.

NOTE 19 (LOSS) EARNINGS FROM CONTINUING OPERATIONS PER SHARE
The following table sets forth the reconciliation of numerators and denominators for the basic and diluted (loss) earnings from continuing operations per share computation for the years ended December 31, 2017 and 2016:

(in thousands, except per share data)	Years ended December 31,
	2017	2016
Numerator:
Income from continuing operations	$2,597	$3,507
(Less) plus: net (income) loss attributable to noncontrolling interests	(4,337)	281
Less: dividends on preferred stock, net of tax	(350)	(565)
(Loss) income from continuing operations attributable to common shareholders	$(2,090)	$3,223
Denominator:
Weighted average basic shares
Weighted average common shares outstanding	21,547	20,003
Weighted average diluted shares
Weighted average common shares outstanding	21,547	20,003
Effect of potentially dilutive securities:
Stock options	—	78
Unvested restricted stock awards	—	813
Unvested restricted stock units	—	—
Warrants	—	125
Total weighted average diluted shares	21,547	21,019
Basic (loss) earnings from continuing operations per common share	$(0.10)	$0.16
Diluted (loss) earnings from continuing operations per common share	$(0.10)	$0.15
Basic (loss) earnings from continuing operations per share is calculated using weighted-average common shares outstanding. Diluted (loss) earnings from continuing operations per share is calculated using weighted-average diluted shares. Weighted-average diluted shares is calculated by adding the effect of potentially dilutive securities to weighted-average common shares outstanding. Potentially dilutive securities consist of stock options, unvested restricted stock awards, unvested restricted stock units, warrants and convertible preferred stock.
The dilutive effect of the stock options, unvested restricted stock awards, unvested restricted stock units and warrants are reflected in diluted earnings from continuing operations per share by application of the treasury stock method. The effects of these potentially dilutive securities are excluded from the computation of diluted earnings per share from continuing operations in periods in which the effect would be anti-dilutive. Separately, the dilutive effect of the convertible preferred stock is reflected in diluted earnings from continuing operations per share by application of the if-converted method; however, the effects of potentially dilutive convertible preferred stock are excluded from the computation of diluted earnings per share from continuing operations in periods in which the amount of preferred dividend declared or accumulated per common share obtainable upon conversion of the convertible preferred stock exceeds diluted earnings per share from continuing operations after giving effect to the potential dilution from the stock options, unvested restricted stock awards, unvested restricted stock units and warrants.
Because the Company is reporting a loss from continuing operations attributable to common shareholders for the year ended December 31, 2017, all potentially dilutive securities outstanding were excluded from the calculation of diluted loss from continuing operations per share since their inclusion would have been anti-dilutive.

NOTE 20 STOCK-BASED COMPENSATION
(a)     Stock Options
On May 13, 2013, the Company's shareholders approved the 2013 Equity Incentive Plan ("2013 Plan"). The 2013 Plan replaced the Company's previous Amended and Restated Stock Option Plan ("Prior Plan"), with respect to the granting of future equity awards. Under the 2013 Plan, the Company reserved for issuance to key employees selected by the Company new stock options ("New Stock Options") to purchase up to an additional 300,000 common shares. No New Stock Options were granted during the year ended December 31, 2017. There are no New Stock Options remaining for future grants.
On May 13, 2013, the Company's shareholders also approved the Option Exchange Program whereby the outstanding stock options under the Prior Plan held by current employees will be canceled and replaced with stock options granted under the 2013 Plan ("Replacement Options"). The maximum number of common shares available to be granted as Replacement Options is 355,625. No Replacement Options were granted during the year ended December 31, 2017. There are no Replacement Options remaining for future grants.
The Replacement Options and New Stock Options (collectively, the "Stock Options") are fully vested and exercisable at the date of grant and are exercisable for a period of four years.
The following table summarizes the stock option activity during the year ended December 31, 2017:

	Number of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2016	651,875	$4.51	1.4	$1,134
Granted	—	—
Exercised	—	—
Expired or Forfeited	—	—
Outstanding at December 31, 2017	651,875	$4.51	0.4	$352
Exercisable at December 31, 2017	651,875	$4.51	0.4	$352
The aggregate intrinsic value of stock options outstanding and exercisable is the difference between the December 31, 2017 market price for the Company's common shares and the exercise price of the options, multiplied by the number of options where the fair value exceeds the exercise price.
At December 31, 2017 and 2016, the number of options exercisable was 651,875 and 651,875, respectively, with weighted average prices of $4.51and $4.51, respectively. No options were exercised during the years ended December 31, 2017 and 2016.
The Company uses the Black-Scholes option pricing model to estimate the fair value of each option on the date of grant. No options were granted during the year ended December 31, 2017. The assumptions used in the Black-Scholes pricing model for options granted during the year ended December 31, 2016 were as follows:

Exhibit 99.2

Year ended December 31, 2016
Risk-free interest rate	1.1%
Dividend yield	—
Expected volatility	0.5%
Expected term (in years)	4.0
(b)     Restricted Stock Awards
Under the 2013 Plan, the Company made grants of restricted common stock awards ("Restricted Stock Awards") to certain officers of the Company on March 28, 2014. The Restricted Stock Awards shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officers' continued employment through the vesting date. The Restricted Stock Awards are amortized on a straight-line basis over the ten-year requisite service period. Total unamortized compensation expense related to unvested Restricted Stock Awards at December 31, 2017 was $5.0 million. The grant-date fair value of Restricted Stock Awards was determined using the closing price of Kingsway common stock on the date of grant. The following table summarizes the activity related to unvested Restricted Stock Awards during the year ended December 31, 2017:

	Number of Restricted Stock Awards	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2016	1,952,665	$4.14
Granted	—	—
Forfeited	—	—
Unvested at December 31, 2017	1,952,665	$4.14
(c)     Restricted Stock Units
The Company granted restricted common stock units ("Restricted Stock Units") to an officer of the Company pursuant to a Restricted Stock Unit Agreement dated August 24, 2016. Each Restricted Stock Unit represents a right to receive one common share on the vesting date. The Restricted Stock Units shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officer's continued employment through the vesting date. The Restricted Stock Units are amortized on a straight-line basis over the requisite service period. Total unamortized compensation expense related to unvested Restricted Stock Units at December 31, 2017 was $2.4 million. The grant-date fair value of the Restricted Stock Units was determined using the closing price of Kingsway common stock on the date of grant. The following table summarizes the activity related to unvested Restricted Stock Units for the year ended December 31, 2017:

	Number of Restricted Stock Units	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2016	500,000	$5.73
Granted	—	—
Vested	—	—
Forfeited	—	—
Unvested at December 31, 2017	500,000	$5.73
Total stock-based compensation expense, net of forfeitures, was $1.2 million and $1.0 million for the years ended December 31, 2017 and 2016, respectively.
(d)     Employee Share Purchase Plan
The Company has an employee share purchase plan ("ESPP Plan") whereby qualifying employees could choose each year to have up to 5% of their annual base earnings withheld to purchase the Company's common shares. After one year of employment, the Company matches 100% of the employee contribution amount, and the contributions vest immediately. All contributions are used

Exhibit 99.2

by the plan administrator to purchase common shares in the open market. The Company's contribution is expensed as paid and for the years ended December 31, 2017 and 2016 totaled $0.1 million and $0.1 million, respectively.

NOTE 21 EMPLOYEE BENEFIT PLAN
The Company maintains a defined contribution plan in the United States for all of its qualified employees. Qualifying employees can choose to voluntarily contribute up to 60% of their annual earnings subject to an overall limitation of $18,000 in each of 2017 and 2016. The Company matches an amount equal to 50% of each participant's contribution, limited to contributions up to 5% of a participant's earnings.
The contributions for the plan vest based on years of service with 100% vesting after five years of service. The Company's contribution is expensed as paid and for the years ended December 31, 2017 and 2016 totaled $0.1 million and $0.1 million, respectively. All Company obligations to the plans were fully funded as of December 31, 2017.

NOTE 22 CLASS A PREFERRED STOCK
On May 13, 2013, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to create an unlimited number of zero par value class A preferred shares. The Company's Board of Directors will have the ability to fix the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of preferred shares. The preferred shares will have priority over the common shares.
There were 222,876 and 262,876 shares of Class A preferred stock ("Preferred Shares") outstanding at December 31, 2017 and 2016, respectively. Each Preferred Share is convertible into 6.25 common shares at a conversion price of $4.00 per common share any time at the option of the holder prior to April 1, 2021. As of December 31, 2017, the maximum number of common shares issuable upon conversion of the Preferred Shares is 1,392,975 common shares.
During 2017, 40,000 Preferred Shares were converted into 250,000 common shares at the conversion price of $4.00 per common share, or $1.0 million, at the option of the holders. As a result, $1.0 million was reclassified from Class A preferred stock to Shareholders' Equity on the consolidated balance sheet at December 31, 2017.

Exhibit 99.2

The Preferred Shares are not entitled to vote. The holders of the Preferred Shares are entitled to receive fixed, cumulative, preferential cash dividends at a rate of $1.25 per Preferred Share per year. The cash dividend rate shall be revised to $1.875 per Preferred Share per year if the dividend accumulates for a period greater than 30 consecutive months from the date of the most recent dividend payment. On and after February 3, 2016, the Company may redeem all or any part of the then outstanding Preferred Shares for the price of $28.75 per Preferred Share, plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The Company will redeem any Preferred Shares not previously converted into common shares, and which remain outstanding on April 1, 2021, for the price of $25.00 per Preferred Share, plus accrued but unpaid dividends, whether or not declared, up to and including the date specified for redemption. At December 31, 2017 and 2016, accrued dividends of $1.3 million and 1.0 million were included in accrued expenses and other liabilities in the consolidated balance sheets.
In accordance with FASB ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, redemption features not solely within the control of the issuer are required to be presented outside of permanent equity on the consolidated balance sheets. As described above, the holder has the option to convert the Preferred Shares at any time; however, if not converted, they are required to be redeemed on April 1, 2021. As such, the Preferred Shares are presented in temporary or mezzanine equity on the consolidated balance sheets and will be accreted up to the stated redemption value of $5.6 million through the April 1, 2021 redemption date.

NOTE 23 SHAREHOLDERS' EQUITY
The Company is authorized to issue an unlimited number of zero par value common stock. There were 21,708,190 and 21,458,190 shares of common stock outstanding at December 31, 2017 and 2016, respectively.
There were no dividends declared during the years ended December 31, 2017 and 2016.
In November 2015, the Company's Board of Directors approved a share repurchase program under which the Company was authorized to repurchase up to 5% of its currently issued and outstanding common stock through November 2016. During the year ended December 31, 2016, the Company repurchased 26,900 shares for an aggregate purchase price of $0.1 million, including fees and commissions, under its share repurchase program. All repurchased common stock was cancelled. The timing and amount of any share repurchases are determined based on market conditions, share price and other factors, and the program may be discontinued or suspended at any time.

On April 21, 2016, the Company issued 160,000 shares of common stock as consideration for the acquisition of Argo. Refer to Note 4, "Acquisitions," for further details regarding the Argo acquisition.

On November 16, 2016, the Company closed with non-affiliate investors a private placement of 1,615,384 shares of common stock at a purchase price of $6.50 per share with net proceeds to the Company of $10.5 million.

As described in Note 22, "Class A Preferred Stock", during 2017, 40,000 Preferred Shares were converted into 250,000 common shares. As a result, $1.0 million was reclassified from Class A preferred stock to Shareholders' Equity on the consolidated balance sheet at December 31, 2017.
The following table summarizes information about warrants outstanding at December 31, 2017:

December 31, 2017
Exercise Price	Date of Issue	Expiry Date	Remaining Contractual Life (in years)	Number Outstanding
$5.00	16-Sep-13	15-Sep-23	5.7	3,280,790
$5.00	3-Feb-14	15-Sep-23	5.7	1,642,975
		Total:	5.7	4,923,765

Exhibit 99.2

NOTE 24 ACCUMULATED OTHER COMPREHENSIVE LOSS
The table below details the change in the balance of each component of accumulated other comprehensive loss, net of tax, for the years ended December 31, 2017 and 2016 as relates to shareholders' equity attributable to common shareholders on the consolidated balance sheets. On the other hand, the consolidated statements of comprehensive (loss) income present the components of other comprehensive (loss) income, net of tax, only for the years ended December 31, 2017 and 2016 and inclusive of the components attributable to noncontrolling interests in consolidated subsidiaries.

(in thousands)
	Unrealized Gains (Losses) on Fixed Maturities and Equity Investments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2016	$1,294	$(3,780)	$(2,486)

Other comprehensive income before reclassifications	2,772	—	2,772
Amounts reclassified from accumulated other comprehensive loss	(494)	—	(494)
Net current-period other comprehensive income	2,278	—	2,278

Balance, December 31, 2016	$3,572	$(3,780)	$(208)

Other comprehensive loss before reclassifications	(5,214)	—	(5,214)
Amounts reclassified from accumulated other comprehensive loss	1,076	494	1,570
Net current-period other comprehensive (loss) income	$(4,138)	$494	$(3,644)

Balance, December 31, 2017	$(566)	$(3,286)	$(3,852)

Exhibit 99.2

Components of accumulated other comprehensive loss were reclassified to the following lines of the consolidated statements of operations for the years ended December 31, 2017 and 2016:

(in thousands)	Years ended December 31,
	2017	2016
Reclassification of accumulated other comprehensive income from unrealized (losses) gains on fixed maturities and equity investments to:
Net realized gains	$(2)	$(8)
Other-than-temporary impairment loss	—	(17)
Loss from continuing operations before income tax benefit	(2)	(25)
Income tax benefit	—	—
Income from continuing operations	(2)	(25)
Loss from discontinued operations, net of taxes	(1,074)	519
Net (loss) income	(1,076)	494

Reclassification of accumulated other comprehensive loss from foreign currency translation adjustments to:
Loss on liquidation of subsidiary, net of taxes	(494)	—
Income tax benefit	—	—
Net (loss) income	(494)	—
Total reclassification from accumulated other comprehensive loss to net (loss) income	$(1,570)	$494

NOTE 25 SEGMENTED INFORMATION
The Company conducts its business through the following two reportable segments: Extended Warranty (formerly Insurance Services) and Leased Real Estate.
The Company previously conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included Mendota, Amigo and Kingsway Re. As further discussed in Note 5, "Deconsolidation, Discontinued Operations and Liquidation," on October 18, 2018, the Company announced that it had completed the sale of Mendota. As a result, Mendota has been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a result of classifying Mendota as discontinued operations, the composition of the Insurance Underwriting segment has changed such that it no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented.
Extended Warranty Segment
Extended Warranty includes the following subsidiaries of the Company: IWS, Trinity and PWSC (collectively, "Extended Warranty"). Prior to the second quarter of 2017, Extended Warranty was referred to as Insurance Services.
IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.
Trinity sells HVAC, standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

Exhibit 99.2

PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.
Leased Real Estate Segment
Leased Real Estate includes the Company's subsidiary, CMC, which was acquired on July 14, 2016. CMC owns the Real Property that is leased to a third party pursuant to a long-term triple net lease. The Real Property is also subject to the Mortgage. When assessing and measuring the operational and financial performance of the Leased Real Estate segment, interest expense related to the Mortgage is included in Leased Real Estate's segment operating income.

Revenues and Operating Income by Reportable Segment
Results for the Company's reportable segments are based on the Company's internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements. The following tables provide financial data used by management. Segment assets are not allocated for management use and, therefore, are not included in the segment disclosures below.

Revenues by reportable segment reconciled to consolidated revenues for the years ended December 31, 2017 and 2016 were:

(in thousands)	Years ended December 31,
	2017	2016
Revenues:
Extended Warranty:
Service fee and commission income	$30,807	$23,487
Other income	191	283
Total Extended Warranty	30,998	23,770
Leased Real Estate:
Rental income	13,364	5,419
Other income	493	50
Total Leased Real Estate	13,857	5,469
Total segment revenues	44,855	29,239
Rental income not allocated to segments	20	17
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Other income not allocated to segments	697	330
Total revenues	$46,846	$32,497

Exhibit 99.2

The operating income by reportable segment in the following table is before income taxes and includes revenues and direct segment costs. Total segment operating loss reconciled to the consolidated income from continuing operations for the years ended December 31, 2017 and 2016 were:

(in thousands)	Years ended December 31,
	2017	2016
Segment operating income
Extended Warranty	$3,957	$506
Leased Real Estate	3,099	627
Total segment operating income	7,056	1,133
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Interest expense not allocated to segments	(4,977)	(4,496)
Other income and expenses not allocated to segments, net	(10,138)	(6,081)
Amortization of intangible assets	(1,152)	(1,242)
Contingent consideration benefit	212	657
Loss on change in fair value of debt	(8,487)	(3,721)
Gain on deconsolidation of subsidiary	—	5,643
Equity in net income (loss) of investees	2,115	(1,017)
Loss from continuing operations before income tax benefit	(14,097)	(6,213)
Income tax benefit	(16,694)	(9,720)
Income from continuing operations	$2,597	$3,507

NOTE 26 FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market-based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Company's financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Company's intention to hold them until there is a recovery of fair value, which may be to maturity.

The Company employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are not observable.

The Company classifies its investments in fixed maturities and equity investments as available-for-sale and reports these investments at fair value. The Company's limited liability investment, at fair value, performance shares and subordinated debt are measured and reported at fair value.

Exhibit 99.2

Fixed maturities - Fair values of fixed maturities for which no active market exists are derived from quoted market prices of similar instruments or other third party evidence. All classes of the Company’s fixed maturities, primarily consisting of investments in US. Treasury bills and government bonds; obligations of states, municipalities and political subdivisions; mortgage-backed securities; and corporate securities, are classified as Level 2. Level 2 is applied to valuations based upon quoted prices for similar assets in active markets; quoted prices for identical or similar assets in markets that are inactive; or valuations based on models where the significant inputs are observable or can be corroborated by observable market data.
The Company engages a third-party vendor who utilizes third-party pricing sources and primarily employs a market approach to determine the fair values of our fixed maturities. The market approach includes primarily obtaining prices from independent third-party pricing services as well as, to a lesser extent, quotes from broker-dealers. Our third-party vendor also monitors market indicators, as well as industry and economic events, to ensure pricing is appropriate. All classes of our fixed maturities are valued using this technique. We have obtained an understanding of our third-party vendor’s valuation methodologies and inputs. Fair values obtained from our third-party vendor are not adjusted by the Company.

The following is a description of the significant inputs, by asset class, used by the third-party pricing services to determine the fair values of our fixed maturities included in Level 2:

•
U.S. government, government agencies and authorities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets and maturity.

•
States, municipalities and political subdivisions are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, new issuances and credit spreads.

•
Mortgage-backed securities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, expected prepayments, expected credit default rates, delinquencies and issue specific information including, but not limited to, collateral type, seniority and vintage.

•
Corporate securities are generally priced using the market approach using pricing vendors. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, issuer rating, benchmark yields, maturity and credit spreads.

Equity investments - Fair values of equity investments, including warrants, reflect quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist.

Limited liability investment, at fair value - The fair value of the limited liability investment, at fair value is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs.
Performance shares - The performance shares, for which no active market exists, are required to be valued at fair value as determined in good faith by the Company. Such determination of fair value would require the Company to develop a model based upon relevant observable market inputs as well as significant unobservable inputs, including developing a sufficiently reliable estimate for an appropriate discount to reflect the illiquidity and unique structure of the security. The Company determined its model for the performance shares was not sufficiently reliable. As a result, the Company has assigned a fair value of zero to the performance shares. Refer to Note 6, "Investments," for further details regarding the performance shares.
Subordinated debt - The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates.
Contingent consideration - The consideration for certain of the Company's acquisitions included future payments to the former owners that were contingent upon the achievement of certain targets over future reporting periods. Liabilities for contingent consideration were measured and reported at fair value and were included in accrued expenses and other liabilities in the consolidated balance sheets. The fair value of contingent consideration liabilities was estimated using internal models without relevant observable market inputs. Estimated payments were discounted using present value techniques to arrive at estimated fair value. Contingent consideration liabilities were revalued each reporting period. Changes in the fair value of contingent consideration liabilities can result from changes to one or multiple inputs, including adjustments to the discount rates or changes in the assumed achievement or timing of any targets. Any changes in fair value were reported in the consolidated statements of operations as contingent consideration benefit. During the second quarter of 2017, the Company settled its remaining contingent consideration liability; therefore, no contingent consideration liability remains on the consolidated balance sheets as of December 31, 2017.

Exhibit 99.2

The balances of the Company's financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2017 and December 31, 2016 was as follows:

(in thousands)			December 31, 2017
		Fair Value Measurements at the End of the Reporting Period Using

	Total	Quoted Prices in Active Markets for Identical Assets(Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements

Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$5,612	$—	$5,612	$—
States, municipalities and political subdivisions	626	—	626	—
Mortgage-backed	2,876	—	2,876	—
Corporate	5,427	—	5,427	—
Total fixed maturities	14,541	—	14,541	—
Equity investments:
Common stock	3,570	3,570	—	—
Warrants	906	58	848	—
Total equity investments	4,476	3,628	848	—
Limited liability investment, at fair value	5,771	—	5,771	—
Other investments	2,321	—	2,321	—
Short-term investments	151	—	151	—
Total assets	$27,260	$3,628	$23,632	$—

Liabilities:
Subordinated debt	$52,105	$—	$52,105	$—
Total liabilities	#REF!	$—	$52,105	#REF!

Exhibit 99.2

(in thousands)			December 31, 2016
		Fair Value Measurements at the End of the Reporting Period Using

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements

Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$6,846	$—	$6,846	$—
States, municipalities and political subdivisions	641	—	641	—
Mortgage-backed	3,248	—	3,248	—
Corporate	5,508	—	5,508	—
Total fixed maturities	16,243	—	16,243	—
Equity investments:
Common stock	7,046	7,046	—	—
Warrants	1,210	70	1,140	—
Total equity investments	8,256	7,116	1,140	—
Limited liability investment, at fair value	6,112	—	6,112	—
Other investments	4,593	—	4,593	—
Short-term investments	401	—	401	—
Total assets	$35,605	$7,116	$28,489	$—

Liabilities:
Subordinated debt	$43,619	$—	$43,619	$—
Contingent consideration	325	—	—	325
Total liabilities	$43,944	$—	$43,619	$325

The following table provides a reconciliation of the fair value of recurring Level 3 fair value measurements for the years ended December 31, 2017 and 2016:

(in thousands)	Years ended December 31,
	2017	2016
Liabilities:
Contingent consideration:
Beginning balance	$325	$1,982
Settlements of contingent consideration liabilities	(113)	(1,000)
Change in fair value of contingent consideration included in net (loss) income	(212)	(657)
Ending balance	$—	$325

NOTE 27 RELATED PARTY TRANSACTIONS
Related party transactions, including services provided to or received by the Company's subsidiaries, are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these consolidated financial statements, the following is a summary of related party transactions.

Exhibit 99.2

On February 11, 2014, the Company's subsidiary, 1347 Advisors entered into a management services agreement with PIH that provides for certain services, including forecasting, analysis of capital structure and reinsurance programs, consultation in future restructuring or capital raising transactions, and consultation in corporate development initiatives, that 1347 Advisors will provide to PIH unless and until 1347 Advisors and PIH agree to terminate the services. On February 24, 2015, the Company announced that it had entered into a definitive agreement with PIH to terminate the management services agreement. Pursuant to the transaction, 1347 Advisors received the following consideration: $2.0 million in cash; $3.0 million of 8% preferred stock of PIH, mandatorily redeemable on February 24, 2020; a Performance Shares Grant Agreement with PIH, whereby 1347 Advisors will be entitled to receive 100,000 shares of PIH common stock if at any time the last sales price of PIH's common stock equals or exceeds $10.00 per share for any 20 trading days within any 30-trading day period; and warrants to purchase 1,500,000 shares of common stock of PIH with a strike price of $15.00, expiring on February 24, 2022. The Company recorded a gain of $6.0 million during 2015 related to the termination of the management services agreement, which is included in other income in the consolidated statements of operations. On January 2, 2018, the Company entered into an agreement with PIH to cancel the $10.00 per share Performance Shares Grant Agreement in exchange for cash consideration of $0.3 million. The Company will record this gain during the first quarter of 2018. Refer to Note 6, "Investments," and Note 26, "Fair Value of Financial Instruments," for further details regarding the performance shares.
On April 20, 2016, John T. Fitzgerald, the Managing Member of Argo, joined the Company as an Executive Vice President. As part of the agreement to purchase Argo, Mr. Fitzgerald received 160,000 common shares of the Company. On April 21, 2016, the Board of Directors appointed Mr. Fitzgerald as a new director. Pursuant to a Restricted Stock Unit Agreement dated August 24, 2016, the Company granted 500,000 restricted stock units to Mr. Fitzgerald.

On December 14, 2016, the Company sold 100,000 shares of PIH common stock to Ballantyne Strong, Inc. ("Ballantyne") at a price of $7.57 per share. Kyle Cerminara is the Chief Executive Officer of Ballantyne and Fundamental Global Investors ("FGI"). FGI is a greater than 5% shareholder of the Company.

On October 25, 2017, the Company executed an agreement to sell 900,000 shares of PIH common stock, at a price of $7.85 per share, to FGI in two separate transactions for cash proceeds totaling $7.1 million. On November 1, 2017, the Company sold 475,428 of the 900,000 shares of PIH common stock to FGI for cash proceeds totaling $3.7 million. The second transaction, for the sale of the remaining 424,572 shares of PIH common stock, closed on March 15, 2018 following FGI having obtained the necessary regulatory approvals.

NOTE 28 COMMITMENTS AND CONTINGENT LIABILITIES
(a)         Legal proceedings:
In connection with its operations in the ordinary course of business, the Company and its subsidiaries are named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the loss, or range of loss, if any, that would be incurred in connection with any of the various proceedings at this time, it is possible an individual action would result in a loss having a material adverse effect on the Company's business, results of operations or financial condition.
(b)         Guarantee:
The Company provided indemnity and hold harmless agreements to a third party for certain customs bonds reinsured by Lincoln General Insurance Company ("Lincoln General") during a period of the time Lincoln General was a subsidiary of the Company.  These agreements may require the Company to compensate the third party if Lincoln General is unable to fulfill its obligations relating to the customs bonds. The Company's potential exposure under these agreements is not determinable, and no liability has been recorded in the consolidated financial statements at December 31, 2017. No assurances can be given, however, the Company will not be required to perform under these agreements in a manner that would have a material adverse effect on the Company's business, results of operations or financial condition.
The third party filed a lawsuit on May 11, 2016 seeking damages of $0.2 million from the Company. During the fourth quarter of 2017, the Company tendered payment of $0.2 million in an effort to resolve this particular matter.
(c)    Commitments:
The Company has entered into subscription agreements to commit up to $2.7 million of capital to allow for participation in limited liability investments. At December 31, 2017, the unfunded commitment was $1.3 million.

Exhibit 99.2

(d) Collateral pledged:
Fixed maturities and short-term investments with an estimated fair value of $1.8 million and $1.8 million were on deposit with state and provincial regulatory authorities at December 31, 2017 and December 31, 2016, respectively. Also, from time to time, the Company pledges investments to third-parties as deposits or to collateralize liabilities incurred under its policies of insurance. The amount of such pledged investments was $1.1 million and $1.4 million at December 31, 2017 and December 31, 2016, respectively. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Company's standard risk management controls.

NOTE 29 REGULATORY CAPITAL REQUIREMENTS AND RATIOS
In the United States, a risk-based capital ("RBC") formula is used by the National Association of Insurance Commissioners ("NAIC") to identify property and casualty insurance companies that may not be adequately capitalized. In general, insurers reporting surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 are subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2017, surplus as regards policyholders reported by Amigo exceeded the 200% threshold.
During the fourth quarter of 2012, the Company began taking steps to place all of Amigo into voluntary run-off. As of December 31, 2012, Amigo’s RBC was 157%. In April 2013, Kingsway filed a comprehensive run-off plan with the Florida Office of Insurance Regulation, which outlines plans for Amigo's run-off. Amigo remains in compliance with that plan. As of December 31, 2017, Amigo's RBC was 5,206%.
The Company's reinsurance subsidiary, which is domiciled in Barbados, is required by the regulator in Barbados to maintain minimum capital levels. As of December 31, 2017, the capital maintained by Kingsway Re was in excess of the regulatory capital requirements in Barbados.

NOTE 30 STATUTORY INFORMATION AND POLICIES
The Company's insurance subsidiary, Amigo, prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the Florida Office of Insurance Regulation. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed. Such practices may differ from state to state; may differ from company to company within a state; and may change in the future.
Amigo is required to report results of operations and financial position to insurance regulatory authorities based upon statutory accounting practices. In converting from statutory to U.S. GAAP, typical adjustments include the inclusion of statutory non-admitted assets in the balance sheets, the inclusion of net unrealized holding gains or losses related to fixed maturities in shareholders’ equity, and the inclusion of changes in deferred tax assets and liabilities in net (loss) income.
Statutory capital and surplus and statutory net (loss) for Amigo are:

(in thousands)	December 31,
	2017	2016
Net (loss) income, statutory basis	$(1,334)	$1,262
Capital and surplus, statutory basis	$4,059	$5,036

Amigo is required to hold minimum levels of statutory capital and surplus to satisfy regulatory requirements. The minimum statutory capital and surplus, or company action level RBC, necessary to satisfy regulatory requirements for Amigo was $0.2 million at December 31, 2017. Company action level RBC is the level at which an insurance company is required to file a corrective action plan with its regulators and is generally equal to 200% of the authorized control level RBC.
Dividends paid by Amigo are restricted by regulatory requirements of the Florida Office of Insurance Regulation. The maximum amount of dividends that can be paid to shareholders by insurance companies domiciled in the state of Florida without prior regulatory approval is generally limited to the greater of (i) 10% of a company's statutory capital and surplus at the end of the previous year or (ii) 100% of the company's net income for the previous year and is generally required to be paid out of an insurance company's unassigned funds.
At December 31, 2017, Amigo was restricted from making any dividend payments to the holding company without regulatory approval.